EXECUTION COPY

Loan Number 1008843-0

CREDIT AGREEMENT

Dated as of February 14, 2013

among

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P.,
as Borrower,

AMERICAN REALTY CAPITAL TRUST III, INC.,
as a Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

RBS CITIZENS, N.A. and REGIONS BANK,
as Syndication Agents,

CAPITAL ONE, N.A. AND JPMORGAN CHASE BANK, N.A.,
as Documentation Agents,

and

The Other Lenders Party Hereto

WELLS FARGO SECURITIES, LLC, RBS CITIZENS, N.A., REGIONS CAPITAL MARKETS, CAPITAL ONE, N.A. AND J.P. MORGAN SECURITIES, LLC,
as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC, RBS CITIZENS, N.A. and REGIONS CAPITAL MARKETS, as Joint Bookrunners

i

4.03	Requests for Admission into Borrowing Base	78
4.04	Eligibility	78
4.05	Approval of Borrowing Base Properties	78
4.06	Liens on Borrowing Base Properties	79
4.07	Notice of Admission of New Borrowing Base Properties	79
4.08	RESERVED	79
4.09	Release of Borrowing Base Property	79
4.10	Exclusion Events	79
4.11	Documentation Required with Respect to Borrowing Base Properties	81

Article V. Conditions Precedent to Credit Extensions		81
5.01	Conditions to Effectiveness	81
5.02	Conditions to all Credit Extensions	83

Article VI. Representations and Warranties		84
6.01	Existence, Qualification and Power; Compliance with Laws	84
6.02	Authorization; No Contravention	84
6.03	Governmental Authorization; Other Consents	84
6.04	Binding Effect	84
6.05	Financial Statements; No Material Adverse Effect	85
6.06	Litigation	85
6.07	No Default	86
6.08	Ownership of Property; Liens; Equity Interests	86
6.09	Environmental Compliance	86
6.10	Insurance	87
6.11	Taxes	87
6.12	ERISA Compliance	87
6.13	Subsidiaries; Equity Interests	88
6.14	Margin Regulations; Investment Company Act	89
6.15	Disclosure	89
6.16	Compliance with Laws	89
6.17	Taxpayer Identification Number	89
6.18	Intellectual Property; Licenses, Etc	89
6.19	Representations Concerning Leases	90
6.20	Solvency	90
6.21	REIT Status of Parent	90
6.22	Labor Matters	90
6.23	Ground Lease Representation	90
6.24	Borrowing Base Properties	91
6.25	Patriot Act and Other Specified Laws	91

Article VII. Affirmative Covenants		92
7.01	Financial Statements	92
7.02	Certificates; Other Information	93
7.03	Notices	95
7.04	Payment of Obligations	96
7.05	Preservation of Existence, Etc	96
ii

7.06	Maintenance of Properties	96
7.07	Maintenance of Insurance	97
7.08	Compliance with Laws	97
7.09	Books and Records	97
7.10	Inspection Rights	97
7.11	Use of Proceeds	98
7.12	Environmental Matters	98
7.13	Maintenance of Status	98
7.14	Ground Leases	98
7.15	Borrowing Base Properties	99
7.16	Subsidiary Guarantor Organizational Documents	100

Article VIII. Negative Covenants		100
8.01	Liens	100
8.02	Investments	101
8.03	Fundamental Changes	102
8.04	Dispositions	103
8.05	Restricted Payments	103
8.06	Change in Nature of Business	104
8.07	Transactions with Affiliates	105
8.08	Burdensome Agreements	105
8.09	Use of Proceeds	106
8.10	Borrowing Base Properties; Ground Leases	106
8.11	Merger Agreement	107
8.12	Environmental Matters	107
8.13	Negative Pledge; Indebtedness	108
8.14	Financial Covenants	108

Article IX. Events of Default and Remedies		109
9.01	Events of Default	109
9.02	Remedies Upon Event of Default	112
9.03	Application of Funds	113

Article X. Administrative Agent		114
10.01	Appointment and Authority	114
10.02	Rights as a Lender	114
10.03	Exculpatory Provisions	114
10.04	Reliance by Administrative Agent	115
10.05	Delegation of Duties	116
10.06	Successor Administrative Agent	116
10.07	Non-Reliance on Administrative Agent and Other Lenders	117
10.08	No Other Duties, Etc	117
10.09	Administrative Agent May File Proofs of Claim	117
10.10	Collateral and Guaranty Matters	118
10.11	Funds Transfer Disbursements	119
10.12	Requests for Approval	120
10.13	Exercise of Rights by Lenders	121
iii

Article XI. Miscellaneous		121
11.01	Amendments, Etc	121
11.02	Notices; Effectiveness; Electronic Communication	123
11.03	No Waiver; Cumulative Remedies; Enforcement	125
11.04	Expenses; Indemnity; Damage Waiver	126
11.05	Payments Set Aside	131
11.06	Successors and Assigns	131
11.07	Treatment of Certain Information; Confidentiality	136
11.08	Right of Setoff	137
11.09	Interest Rate Limitation	138
11.10	Counterparts; Integration; Effectiveness	138
11.11	Survival of Representations and Warranties	138
11.12	Severability	138
11.13	Replacement of Lenders	139
11.14	Governing Law; Jurisdiction; Etc.	139
11.15	Waiver of Jury Trial	140
11.16	No Advisory or Fiduciary Responsibility	141
11.17	Electronic Execution of Assignments and Certain Other Documents	141
11.18	USA PATRIOT Act	142
11.19	ENTIRE AGREEMENT	142

Schedules

Schedule 2.01 – Commitments

Schedule 4.01 – Initial Borrowing Base Properties

Schedule 6.06 – Litigation

Schedule 6.09 – Environmental Matters

Schedule 6.13 – Subsidiaries and Other Equity Investments

Schedule 6.18 – Intellectual Property Matters

Schedule 8.01 – Existing Liens

Schedule 8.13 – Indebtedness

Schedule 11.02 – Addresses for Notices

Exhibits

Exhibit A-1	Form of Loan Notice
Exhibit A-2	Form of Notice of Swingline Borrowing
Exhibit B-1	Form of Revolving Note
Exhibit B-2	Form of Swingline Note
Exhibit B-3	Form of Term Note
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Assignment and Assumption
Exhibit D-2	Form of Administrative Questionnaire
Exhibit E	Form of Borrowing Base Report
Exhibit F	List of Closing Documents

iv

Exhibit G-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 14, 2013, among AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P., a Delaware limited partnership (“ARCOP”), AMERICAN REALTY CAPITAL TRUST III, INC., a Maryland corporation and the sole general partner of Borrower (“ARCT”), each Lender from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), as Administrative Agent (in such capacity, “Administrative Agent”), CAPITAL ONE, N.A. and JPMORGAN CHASE BANK, N.A., as Documentation Agents, and RBS CITIZENS, N.A. and REGIONS BANK, as Syndication Agents.

WHEREAS, Administrative Agent, Issuing Bank and the Lenders desire to make available to Borrower a credit facility in the initial amount of $875,000,000, which will include a $525,000,000 term loan facility and a $350,000,000 revolving credit facility, with a $25,000,000 swingline subfacility and a $25,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I.
Definitions and Accounting Terms

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Environmental Report” means, with respect to any Real Property, an environmental report reasonably acceptable to Administrative Agent.

“Acceptable Ground Lease” means a ground lease with respect to an Acceptable Property executed by a Property Owner, as lessee, that has a remaining lease term (including extension or renewal rights) of at least thirty-five (35) years, calculated as of the date such Acceptable Property is admitted into the Borrowing Base, and that Administrative Agent determines, in its commercial reasonable discretion, is a financeable ground lease.

“Acceptable Property” means a Property (a) that is approved by Administrative Agent and meets the following requirements, or (b) that is approved by Administrative Agent and the Required Lenders:

(i) such Property is wholly-owned by, or ground leased pursuant to an Acceptable Ground Lease to, Borrower or a Subsidiary Guarantor free and clear of any Liens (other than Liens permitted by Section 8.01);

(ii) such Property is a retail, industrial and/or office property located within the United States which is one hundred percent (100%) leased and occupied by a single tenant, with any Property which is leased to a single tenant having a lease expiration no earlier than December 31, 2015, with any Property which is solely a gas station being expressly excluded as an Acceptable Property; and

1

(iii) if such Property is owned by, or ground leased pursuant to an Acceptable Ground Lease to, a Subsidiary Guarantor, then the Equity Interests of such Subsidiary Guarantor are owned, directly or indirectly by Borrower, free and clear of any Liens other than Liens permitted by Section 8.01.

“Adjusted Borrowing Base NOI” means, with respect to any Borrowing Base Property for the prior quarter, annualized, Borrowing Base NOI for such Borrowing Base Property less the Capital Reserve for such Borrowing Base Property.

“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that in no event shall Administrative Agent or any Lender be deemed to be an Affiliate of Borrower.

“Agreement” means this Credit Agreement.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof upon the occurrence of a Credit Rating Election Event:

Pricing Level	Facility Fee
1	0.12%
2	0.15%
3	0.15%
4	0.20%
5	0.30%
6	0.35%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Margin” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most-recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(a):

2

Applicable Margin

Pricing Level	Consolidated Leverage Ratio	Applicable Margin
1	< 40%	1.60%
2	≥ 40% but < 45%	1.75%
3	≥ 45% but < 50%	1.90%
4	≥ 50% but < 55%	2.05%
5	≥ 55%	2.20%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 5 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Effective Date until adjusted as set forth above with respect to a Compliance Certificate delivered pursuant to Section 7.02(a) for the first full fiscal quarter of Borrower completed after the Effective Date shall be set at Pricing Level 1 (unless any Compliance Certificate delivered prior to such date shall reflect a lower applicable Pricing Level).

Upon the occurrence of a Credit Rating Election Event and thereafter, the Applicable Margin shall vary from time to time in accordance with the then effective Ratings as follows (such that the Applicable Margin shall change from time to time when the Rating changes):

Applicable Margin

Pricing Level	Rating	Applicable Margin for Revolving Loans	Applicable Margin for Term Loans
1	≥ A/A2	0.90%	1.15%
2	A-/A3	0.95%	1.15%
3	BBB+/Baa1	1.05%	1.20%
4	BBB/Baa2	1.15%	1.35%
5	BBB-/Baa3	1.40%	1.65%
6	< BBB-/Baa3	1.75%	2.00%

The Applicable Margin shall be determined by the higher of the two Ratings from S&P or Moody’s; provided that (i) in the event that the two Ratings are two tiers apart, the tier corresponding to the midpoint of the Ratings shall apply and (ii) in the event that the Ratings are more than two tiers apart, the tier that is two tiers below the higher of the two Ratings shall apply. If only one of S&P and Moody’s shall have assigned a Rating, the Applicable Margin shall be determined by the sole Rating in effect. If neither S&P nor Moody’s shall have assigned a Rating, and provided that a Credit Rating Election Event shall have occurred, the Applicable Margin shall be determined based on Level 6 of the table above.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b).

3

“Applicable Revolving Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Applicable Revolving Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities owing to such Revolving Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Swingline Loans and Letter of Credit Liabilities of all Revolving Lenders as of such date.

“Applicable Term Loan Percentage” means, as to each Term Loan Lender, the ratio, expressed as a percentage of (a) during the Availability Period, (i) (x) the amount of such Lender’s Term Loan Commitment plus (y) the amount of such Lender’s outstanding Term Loans to (ii) (x) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders plus (y) aggregate amount of all outstanding Term Loans and (b) upon the termination of the Availability Period, (i) the amount of such Lender’s outstanding Term Loans to (ii) the aggregate amount of all outstanding Term Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARCOP” has the meaning specified in the introductory paragraph hereto.

“ARCP” means American Realty Capital Properties, Inc., a Maryland corporation.

“ARCPOP” means ARC Properties Operating Partnership, L.P., a Delaware limited partnership.

“ARCT” has the meaning specified in the introductory paragraph hereto.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(c)(iii)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by Administrative Agent and Borrower.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means initially, the financial statements of Parent required for the fiscal year ending December 31, 2011, then after the delivery of the financial statements of Parent required pursuant to Section 7.01(a) for the fiscal year ending December 31, 2012, the most-recent financial statements furnished pursuant to Section 7.01(a).

4

“Availability Period” means, with respect to Term Loans, the period from and including the Effective Date to the earlier of (a) the date of termination of the Term Loan Commitments pursuant to Section 2.06(b), and (b) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“Balloon Payments” shall mean with respect to any loan constituting Indebtedness, any required principal payment of such loan which is payable at the maturity of such Indebtedness, provided, however, that the final payment of a fully amortized loan shall not constitute a Balloon Payment.

“Base LIBOR Rate” means, with respect to any Eurodollar Loan, for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in U.S. Dollars at approximately 11:00 a.m. (Eastern Time), two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable Eurodollar Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in the Base LIBOR Rate on the date on which such change in such maximum rate becomes effective.

“Borrower” means, prior to the occurrence of the Borrower Merger, ARCOP and, from and after the occurrence of the Borrower Merger, ARCPOP, as survivor of the Borrower Merger.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrower Merger” has the meaning specified in the definition of Permitted Merger Transaction.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans made on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (c) a Swingline Loan.

“Borrowing Base” means, as of any date of determination, the lesser of (a) the amount of Total Outstandings such that the Borrowing Base Asset Value Ratio shall not be less than 1.67 to 1.0, and (b) the Implied Loan Amount. Notwithstanding the foregoing, (1) the amount of the Borrowing Base attributable to all Dark Properties in the aggregate shall not exceed five percent (5%) of the Borrowing Base, (2) the amount of the Borrowing Base attributable to any individual Borrowing Base Property shall not exceed twenty percent (20%) of the Borrowing Base and (3) the amount of the Borrowing Base attributable to any single tenant shall not exceed twenty percent (20%) of the Borrowing Base.

5

“Borrowing Base Asset Value” means, as of any date of determination, the sum of (a) (i) the aggregate Adjusted Borrowing Base NOI from Borrowing Base Properties owned for the entire prior quarter divided by (ii) the Capitalization Rate, plus (b) the aggregate acquisition cost of all Borrowing Base Properties owned for a period less than the entire prior quarter; provided that (a) the aggregate Borrowing Base Asset Value from Borrowing Base Properties owned pursuant to an Acceptable Ground Lease shall not exceed twenty percent (20%) of the aggregate Borrowing Base Asset Value, and (b) the aggregate Borrowing Base Asset Value from Borrowing Base Properties which are convenience stores shall not exceed five percent (5.0%) of the aggregate Borrowing Base Asset Value.

“Borrowing Base Asset Value Ratio” means, as of any date of determination, the ratio of (a) Borrowing Base Asset Value to (b) the sum of (x) the Total Outstandings plus (y) from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Total Bridge Facility Outstandings plus (z) the aggregate unsecured Indebtedness of the Consolidated Group.

“Borrowing Base Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Adjusted Borrowing Base NOI with respect to the Borrowing Base Properties for the quarter most-recently ended for which financial statements are available divided by (b) pro forma annual interest on an amount equal to the sum of (x) Total Outstandings plus (y) from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Total Bridge Facility Outstandings plus (z) the aggregate unsecured Indebtedness of the Consolidated Group assuming an interest rate equal to the greater of (i) seven percent (7.0%) per annum, or (ii) the sum of (A) the most-recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for ten (10) year Treasury Constant Maturities plus (B) three percent (3.0%).

“Borrowing Base NOI” means, as of any date, the sum of (a) the aggregate NOI for the most recent fiscal quarter for which financial results have been reported attributable to all Borrowing Base Properties owned for the entirety of such fiscal quarter as of the last day of such fiscal quarter plus, (b) in the case of any Borrowing Base Property that was owned as of the last day of such fiscal quarter by a Subsidiary Guarantor, but not so owned for the full fiscal quarter, the additional amount of NOI that would have been earned if such Borrowing Base Property had been so owned for the full fiscal quarter.

“Borrowing Base Properties” means each Acceptable Property that either (a) is an Initial Borrowing Base Property or (b) becomes a Borrowing Base Property pursuant to Section 4.03, but excluding any Acceptable Properties that have been released from the Borrowing Base pursuant to Section 4.09, and “Borrowing Base Property” means any one of the Borrowing Base Properties, provided that after the date that is six (6) months after a Borrowing Base Property becomes a Dark Property, said Property shall no longer constitute a Borrowing Base Property and its Borrowing Base Asset Value and Adjusted Borrowing Base NOI shall be excluded when calculating the Borrowing Base.

6

“Borrowing Base Report” means a report in substantially the form of Exhibit E (or such other form approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“Bridge Credit Agreement” means that certain credit agreement, to be entered into substantially concurrently with or after the consummation of the Permitted Merger Transaction, among Borrower, as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, including any refinancing, extension, renewal, defeasance, amendment, increase, modification, supplement, restructuring, refunding, replacement or repayment of the obligations thereunder, or the issuance of other indebtedness or entry into alternative financing arrangements in exchange therefor, to the extent permitted by the Intercreditor Agreement; provided that the representations and warranties, covenants and events of default of such credit agreement shall be in form and substance no more restrictive than the representations and warranties, covenants and events of default of this Agreement and such credit agreement shall otherwise be on terms and conditions reasonably acceptable to Administrative Agent and the Required Lenders, it being acknowledged and agreed that if such credit agreement is substantially identical to this Agreement (other than agency and administrative provisions), it shall be satisfactory to Administrative Agent and the Required Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located or the State of New York, and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the capitalized amount of obligations under Capital Leases for such Person for such period as determined in accordance with GAAP.

“Capital Reserve” means a capital reserve of $0.20 per weighted average gross leasable square foot for each Property.

“Capitalization Rate” means seven and 3/4 percent (7.75%).

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if Administrative Agent and Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

7

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Guarantor, Borrower or any of their Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender or (B) (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the REIT or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; without limiting the foregoing, Change in Law shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, 12 U.S.C. 5301 et seq., enacted July 21, 2010, as well as all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

8

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twelve consecutive months ending after the Effective Date (or, if the Permitted Merger Transaction occurs, after the date the Permitted Merger Transaction is consummated), individuals who at the beginning of any such twelve-month period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office; or

(c) Parent shall cease to (i) either be the sole general partner of, or wholly own and control the general partner of, Borrower or (ii) own, directly or indirectly, greater than fifty percent (50%) of the Equity Interests of Borrower; or

(d) Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Subsidiary Guarantor that owns a Borrowing Base Property free and clear of any Liens (other than Liens in favor of Administrative Agent) unless Borrower removes the Borrowing Base Property owned by such Subsidiary Guarantor from the Borrowing Base in accordance with Section 4.09.

Notwithstanding the foregoing, the Permitted Merger Transaction shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Equity Interest Collateral, and all other property of the Companies on which Liens have been granted to Administrative Agent, for the benefit of the Lenders, to secure the Obligations.

9

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment or such Lender’s Term Loan Commitment.

“Companies” means, without duplication, Parent and its Consolidated Subsidiaries (including Borrower), and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any part of any Borrowing Base Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Borrowing Base Property or any part thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means (a) three (3) month trailing Consolidated EBITDA of the Consolidated Group, less the Capital Reserve, multiplied by (b) four (4).

“Consolidated EBITDA” means, for any Person for any period, an amount equal to (a) Consolidated Net Income for the trailing three months, plus (b) the sum of the following (without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period): (i) income tax expense; (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness; (iii) depreciation and amortization expense; (iv) amortization of intangibles (including goodwill) and organization costs; (v) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and costs and expenses incurred during such period with respect to acquisitions consummated); (vi) any other non-cash charges, (vii) all commissions, guaranty fees, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP; and (viii) fees, expenses and charges incurred during such period, in an aggregate amount during the term of this Agreement not to exceed $35,000,000, directly relating to (A) the Permitted Merger Transaction or the Permitted Bridge Credit Agreement Transaction or (B) the negotiation of and entry into the Loan Documents and any future amendments to the Loan Documents or the Bridge Credit Agreement or any agreement entered into in connection therewith, minus (c) the sum of the following (to the extent included in the statement of such Consolidated Net Income for such period): (i) interest income (except to the extent deducted in determining such Consolidated Net Income); (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business); (iii) any other non-cash income; and (iv) any cash payments made during such period in respect of items described in clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income.

10

“Consolidated Fixed Charges” means, on a consolidated basis annualized, for the Consolidated Group for any period, the sum (without duplication) of (a) Consolidated Interest Expense (excluding amortization or write-off of debt issuance costs and commissions), (b) provision for cash income taxes made by such Person on a consolidated basis in respect of such period, (c) scheduled principal amortization payments due during such period on account of Indebtedness of such Person (excluding Balloon Payments), and (d) Restricted Payments paid in cash with respect to preferred Equity Interests of such Person during such period.

“Consolidated Group” means Parent and all Persons whose financial results are consolidated with Parent for financial reporting purposes under GAAP.

“Consolidated Interest Expense” means, for any Person for any period, the total interest expense (including that attributable to Capital Lease Obligations) of such Person for such period with respect to all outstanding Total Funded Debt (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). Consolidated Interest Expenses shall exclude interest rate hedge termination payments or receipts, loan prepayment costs, and upfront loan fees, interest expense covered by an interest reserve established under a loan facility and any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized.

“Consolidated Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Consolidated Total Debt, divided by (b) Total Asset Value.

“Consolidated Net Income” means, for any Person for any period, the consolidated net income (or loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Parent for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Company) in which any Company has an ownership interest, except to the extent that any such income is actually received by such Company in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of any Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Subsidiary” means any Person in which Parent or Borrower has a direct or indirect Equity Interest and whose financial results would be consolidated under GAAP with the financial results of Parent on the consolidated financial statements of Parent.

“Consolidated Total Debt” means, as of any date of determination, (1) Parent’s consolidated pro rata share of Indebtedness which includes all GAAP Indebtedness (adjusted to eliminate increases or decreases arising from ASC-805) including recourse and non-recourse mortgage debt, letters of credit, net obligations under uncovered interest rate contracts, contingent obligations to the extent the obligations are binding, unsecured debt, capitalized lease obligations (including ground leases), guarantees of indebtedness (excluding traditional carve-outs relating to non-recourse debt obligations), subordinated debt, (2) Parent’s pro rata share of preferred obligations that are structurally senior to the Obligations and (3) Parent’s Ownership Share of Consolidated Total Debt of its Unconsolidated Affiliates (calculated on a basis consistent with clauses (1) and (2) above).

11

“Construction in Progress” means each Property that is either (a) new ground up construction which has commenced or is intended to be under construction within twelve (12) months or (b) under renovation in which (i) greater than thirty percent (30%) of the square footage of such Property is unavailable for occupancy due to renovation and (ii) no rents are being paid on such square footage. A Property will cease to be classified as “Construction in Progress” on the earlier to occur of (A) the time that such Property has an Occupancy Rate of greater than ninety percent (90%), or (B) one hundred eighty (180) days after completion of construction or renovation of such Property, as applicable.

“Contamination” means the presence of Hazardous Materials in amounts exceeding regulatory action levels.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, and (b) with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Credit Rating Election Event” has the meaning given that term in Section 2.08(c).

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, and violations of single purpose entity covenants.

“Dark Property” shall mean a Borrowing Base Property where one or more of the tenants previously occupying the Borrowing Base Property has vacated the Borrowing Base Property, but the Borrowing Base Property remains 100% leased (without regard to any subleases) to a tenant maintaining a rating of BBB-/Baa3 or better, which tenant is current on payments, has a minimum of eight (8) years left on the applicable lease and does not have any right to terminate its lease.

12

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) in respect to Obligations other than fees payable pursuant to Section 2.09(d), the Floating Rate plus two percent (2.0%) per annum and (ii) in respect of fees payable pursuant to Section 2.09(d), the rate otherwise applicable to such fees plus two percent (2.0%) per annum.

“Defaulting Lender” means, subject to Section 2.18(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(f)) upon delivery of written notice of such determination to Borrower, Issuing Bank, Swingline Lender and each other Lender by Administrative Agent, and Administrative Agent hereby agrees to promptly provide such notice.

13

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Property leasing operations) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any arrangement constituting a Lien.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Assessment” means a report of an environmental assessment of any or all Borrowing Base Properties and of such scope so as to be compliant with the guidelines established by the ASTM (including the taking of soil borings and air and groundwater samples and other above and below ground testing) as Administrative Agent may reasonably request to be performed by a licensed environmental consulting firm reasonably acceptable to Administrative Agent.

“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time instituted or completed pursuant to any applicable Environmental Requirement against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such action against Administrative Agent or any Lender), and any claim at any time made by any Person against any Company or against or with respect to any Real Property or any condition, use, or activity on any Real Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

“Environmental Damages” means all liabilities (including strict liability), losses, damages (excluding consequential, special, exemplary or punitive damages except to the extent such damages were imposed upon an Indemnitee as a result of any claims made against such Indemnitee by a governmental entity or any other third party), judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, at law or in equity, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Release Date and arising in whole or in part from:

14

(a) the presence of any Hazardous Material on any Borrowing Base Property in violation of any Environmental Requirement, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Borrowing Base Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Borrowing Base Property, on or before the Release Date; or

(b) any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Material which is at any time on or before the Release Date present on any Borrowing Base Property; or

(c) the breach, in any material respect, of any representation, warranty, covenant or agreement contained in this Agreement relating to the presence of any Hazardous Material on any Borrowing Base Property because of any event or condition occurring or existing on or before the Release Date; or

(d) any violation on or before the Release Date, of any Environmental Requirement in connection with any Borrowing Base Property in effect on or before the Release Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(e) any Environmental Claim, or the filing or imposition of any environmental Lien against any Borrowing Base Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (a) through (d) preceding;

and regardless of whether any of the foregoing was caused by Borrower, any other Loan Party or their respective tenant or subtenant, or a prior owner of a Borrowing Base Property or its tenant or subtenant, or any third party including (i) injury or damage to any person, property or natural resource occurring on or off of a Borrowing Base Property including the cost of demolition and rebuilding of any improvements on any Real Property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of Borrowing Base Properties as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any Person or Governmental Authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately withdrawn or defeated; and (v) the settlement of any claim or judgment. “Costs” as used in this definition shall also include any diminution in the value of the security afforded by the Borrowing Base Property (or the Equity Interests therein) or any future reduction of the sales price of any Borrowing Base Property (or the Equity Interests therein) by reason of any matter set forth in Section 7.12 or Section 8.12.

15

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement executed by Borrower and Parent (if required by Administrative Agent), and each Property Owner, in favor of Administrative Agent and the Lenders.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Requirement” means any Environmental Law, agreement or restriction, as the same now exists or may be changed or amended or come into effect in the future, which pertains to any Hazardous Material or the environment including ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

“Equity Interest Collateral” means (i) one hundred percent (100%) of the Equity Interests owned by Borrower or any Subsidiary in each Property Owner, and (ii) one hundred percent (100%) of the Equity Interests in each Company, other than Borrower and Parent, that owns a direct or indirect interest in a Property Owner.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance or sale by any Person of any of its Equity Interests or any capital contribution to such Person by the holders of its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042(a)(1) or (2) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or notification that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any ERISA Affiliate.

16

“Eurodollar” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base LIBOR Rate.

“Eurodollar Rate” means the Base LIBOR Rate or the LIBOR Market Index Rate, as the context requires.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office, or, in the case of any Lender, its applicable Lending Office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Recipient that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) any withholding Taxes imposed under FATCA, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 11.13), any withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or (c).

“Exclusion Event” has the meaning specified in Section 4.10.

“Exclusion Notice” has the meaning specified in Section 4.10.

“Existing Advisor” means American Realty Capital Advisors III, LLC.

“Existing Advisory Agreement” means the Second Amended and Restated Advisory Agreement, dated as of November 12, 2012, among ARCT, ARCOP and the Existing Advisor, as modified by the Existing Management Agreements Side Letter.

17

“Existing Lenders” has the meaning specified in the Preamble to this Agreement.

“Existing Management Agreements Side Letter” means the Letter Agreement, dated as of December 14, 2012, by and among ARCT, ARCOP, American Realty Capital Trust III Special Limited Partner, LLC, the Existing Advisor, the Existing Property Manager and ARCP.

“Existing Property Manager” means American Realty Capital Properties III, LLC, a Delaware limited liability company.

“Existing Property Management Agreement” means the Property Management and Leasing Agreement, dated as of March 31, 2011, among ARCT, ARCOP and the Existing Property Manager, as modified by the Existing Management Agreements Side Letter.

“Existing Revolving Credit Agreement” means that certain Credit Agreement dated as of July 20, 2012 among Borrower as borrower thereunder, Parent, RBS Citizens, N.A., as Administrative Agent and certain lenders from time to time party thereto.

“Extending Lender” has the meaning specified in Section 2.17(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to Administrative Agent, among Borrower, Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.17.

“Extension Offer” has the meaning specified in Section 2.17(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.17, providing for an extension of the Revolving Termination Date and/or Term Loan Maturity Date, as applicable, applicable to the Extending Lenders’ Loans (such Loans being referred to as the “Extended Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Term Loans, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans, (c) a modification of voluntary or mandatory prepayments (including prepayment premiums and other restrictions thereon) applicable thereto, provided that such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans, but may not provide for prepayment requirements that are more favorable to the Extending Lenders than those applicable to the Loans, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans and/or (e) provision for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Revolving Termination Date and/or Term Loan Maturity Date, as applicable, in effect immediately prior to such Extension Permitted Amendment.

18

“Extension Request” as defined in Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (Eastern Time) on such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

“Fee Letter” means that certain amended and restated fee letter dated as of December 19, 2012, by and between Parent, and Administrative Agent, Wells Fargo Securities, LLC and RBS Citizens, N.A.

“FFO Percentage” means (i) for the period commencing on the Effective Date through and including December 31, 2013, one hundred ten percent (110%), (ii) for the period commencing on January 1, 2014 through and including December 31, 2014, one hundred five percent (105%) and (iii) at any time thereafter, ninety-five percent (95%).

“Fixed Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, a rate per annum equal to the sum of (i) the Base LIBOR Rate applicable to such Interest Period plus (ii) the Applicable Margin in effect from time to time during such Interest Period.

“Fixed Rate Borrowing” means a Borrowing which bears interest at the Fixed Rate.

“Fixed Rate Loan” means a Revolving Loan or a Term Loan which bears interest at the Fixed Rate.

“Floating Rate” means, for any day, a floating interest rate per annum equal to the sum of (i) the LIBOR Market Index Rate for such day plus (ii) Applicable Margin for such day.

“Floating Rate Borrowing” means a Borrowing which bears interest at the Floating Rate.

“Floating Rate Loan” means a Revolving Loan or a Term Loan which bears interest at the Floating Rate.

19

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” shall have the meaning promulgated by the National Association of Real Estate Investment Trusts at the time of closing (or, if approved by Borrower and Administrative Agent, as such meaning may be updated from time to time) which is the basis of Parent’s publicly filed financial statements, as adjusted by (a) real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Consolidated Group.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

20

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, Equity Interests or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (z) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means Parent Guaranty and the Subsidiary Guaranties, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Implied Loan Amount” means, as of any date of determination and without duplication, an amount equal to the sum of (x) the Outstanding Amount plus (y) from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Total Bridge Facility Outstandings plus (z) the aggregate unsecured Indebtedness of the Consolidated Group that would result, on a pro forma basis, in a Borrowing Base Interest Coverage Ratio as of such date of determination equal to 1.65 to 1.0.

“Improvements” means any Property Owner’s interest in and to all on site improvements to the Borrowing Base Properties, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Borrowing Base Properties and/or in such improvements.

“Incremental Amendment” has the meaning specified in Section 2.15.

“Incremental Term Loan” has the meaning specified in Section 2.15.

21

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than one hundred and eighty (180) days or (ii) being contested in good faith by appropriate proceedings diligently conducted);

(d) Capital Lease Obligations;

(e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest (excluding perpetual preferred Equity Interests) in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus (without duplication and only to the extent required to be paid) accrued and unpaid dividends;

(f) all Guarantees of such Person in respect of any of the foregoing;

(g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate amount of the obligations so secured; and

(h) for purposes of Section 9.01(f) only, all obligations of such Person under Swap Contracts.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligations on any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of Borrower.

22

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Individual Asset Value” means, as applicable for any particular Property, (a) except as otherwise provided in this definition, the Consolidated Group’s pro rata share of NOI for the most recent quarter from such Property, multiplied by four, and divided by the Capitalization Rate, (b) the acquisition price paid for any Property acquired during the prior quarter, (c) vacant land at cost, (d) mortgage notes receivable at GAAP, and (e) Construction In Progress at cost.

“Information” has the meaning specified in Section 11.07.

“Initial Borrowing Base Properties” means the Acceptable Properties listed on Schedule 4.01, and “Initial Borrowing Base Property” means any one of the Initial Borrowing Base Properties.

“Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders (the consent to which shall not be unreasonably withheld or delayed), reflecting the pari passu status of Liens securing the Obligations and the obligations under the Bridge Credit Agreement and such other terms and conditions that shall be customary for similar transactions, to be entered into substantially concurrently with the entry by Borrower into the Bridge Credit Agreement, among Administrative Agent, the applicable agent under the Bridge Credit Agreement, Borrower, Parent and the other Loan Parties.

“Interest Payment Date” means the last Business Day of each month.

“Interest Period” means, with respect to a Eurodollar Borrowing, a period commencing on the date such Eurodollar Borrowing is made (or in the case of the continuation of a Eurodollar Loan the last day of the preceding Interest Period for such Loan) and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select in the applicable Loan Notice, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing or anything in this Agreement to the contrary: (i) if any Interest Period for any Eurodollar Borrowing of Revolving Loans would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date; (ii) if any Interest Period for any Eurodollar Borrowing of Term Loans would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (iii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (provided that if such immediately following Business Day falls in the next calendar month, such Interest Period shall end on the immediately preceding Business Day).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

23

“Investment Grade Rating” means a Rating of BBB-/Baa3 (or the equivalent) or higher from S&P and/or Moody’s, as applicable.

“IP Rights” has the meaning specified in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Wells Fargo Bank in its capacity as an issuer of Letters of Credit pursuant to Section 2.03.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Commitment Amount” has the meaning given to that term in Section 2.03(a).

“L/C Disbursement” has the meaning given to that term in Section 2.18(b).

“Lead Arrangers” means Wells Fargo Securities, LLC, RBS Citizens, N.A., Regions Capital Markets, Capital One, N.A. and J.P. Morgan Securities, LLC in their capacities as joint lead arrangers and joint bookrunners.

“Lease” means each existing or future lease, sublease (to the extent of any Property Owner’s rights thereunder), license, or other agreement (other than an Acceptable Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

24

“Letter of Credit” has the meaning given that term in Section 2.03(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by Administrative Agent, for the benefit of Administrative Agent, Issuing Bank and the Lenders, and under the sole dominion and control of Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.03 in the related Letter of Credit, and the Lender then acting as Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Issuing Bank) of their participation interests under such Section.

“LIBOR Market Index Rate” means, for any day, the Base LIBOR Rate as of that day for a Eurodollar Borrowing having a one month interest period determined at approximately 11:00 a.m. (Eastern Time) for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Revolving Loan, a Term Loan, or a Swingline Loan; provided that to the extent there shall be any Incremental Term Loans made pursuant to Section 2.15, from and after the date of the making of any such Incremental Term Loans, the term “Loans” shall include such Incremental Term Loans.

“Loan Availability Overadvance” has the meaning specified in Section 2.05(b).

“Loan Documents” means this Agreement, each Note, the Security Documents, the Fee Letter, any Extension Agreements, any Incremental Amendments, any Revolving Commitment Increase Amendments, the Guaranties, from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Intercreditor Agreement, each Letter of Credit Document, the Transfer Authorizer Designation Form and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

25

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, Borrower, each Guarantor, and each Pledgor, and “Loan Party” means any one of the Loan Parties.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Fees” means, with respect to each Property for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto or (ii) three percent (3.0%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Property.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of the Companies, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could reasonably be expected to have a Material Property Event.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any event or circumstance occurring or arising after the date of this Agreement that could reasonably be expected to have a (a) material adverse effect with respect to the financial condition or the operations of such Borrowing Base Property, (b) material adverse effect on the Borrowing Base Asset Value of such Borrowing Base Property, or (c) material adverse effect on the ownership of such Borrowing Base Property.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Borrowing Base Property, would prevent such Borrowing Base Property from being used in the manner in which it is currently being used, or would result in a violation of any Law which would have a material and adverse effect on such Borrowing Base Property); provided that Material Title Defects shall not include any Liens or other encumbrances that existed as of the date of this Agreement and that are reflected in the Title Insurance Commitments or that are listed on Schedule 8.01.

26

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 14, 2012 by and among American Realty Capital Properties, Inc., ARCPOP, Tiger Acquisition, LLC, ARCT and Borrower, as amended by that certain Consent and Waiver, dated as of January 28, 2013, among American Realty Capital Properties, Inc., ARCPOP, Tiger Acquisition, LLC, ARCT and Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including Parent or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NOI” means, with respect to any Property for any period, property rental and other income (as determined by GAAP) attributable to such Property accruing for such period (adjusted to eliminate the straight lining of rents) minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of Borrower or the Guarantors, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, for any Person, any Indebtedness of such Person for the repayment of which neither Parent or Borrower has any personal liability (other than for Customary Recourse Exceptions) or, if such Person is Parent or Borrower, in which recourse of the applicable holder of such Indebtedness for non-payment is limited to such holder’s Liens on a particular asset or group of assets (other than for Customary Recourse Exceptions). For the avoidance of doubt, if any Indebtedness is partially guaranteed by Parent or Borrower, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition.

“Note” means a Revolving Note, Term Note or a Swingline Note.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit A-2 (or such other form reasonably acceptable to Administrative Agent and containing the information required in such Exhibit) to be delivered to Swingline Lender pursuant to Section 2.04(b) evidencing Borrower’s request for a Swingline Loan.

27

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to the “Obligations” in the Subsidiary Guaranty and the Security Documents, and any other Guaranties, security agreements, or pledge agreements delivered to Administrative Agent to Guarantee, or create or evidence Liens securing, the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter owed to Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender arising from, by virtue of, or pursuant to any Swap Contract that relates solely to the Obligations (the “Specified Swap Obligations”).

“Occupancy Rate” means, for any Property, the percentage of the rentable area of such Property leased and occupied by bona fide tenants of such Property pursuant to bona fide tenant Leases, in each case, which tenants are not more than 30 days past due in the payment of all rent or other similar payments due under such Leases.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 11.13).

28

“Outstanding Amount” means (a) with respect to Revolving Loans or Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date, and (c) with respect to any Letter of Credit Liabilities on any date, the amount of such Letter of Credit Liabilities on such date after giving effect to any drawings made under any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Liabilities as of such date, including as a result of any reimbursements by Borrower of the aggregate unpaid principal amount of Reimbursement Obligations.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a wholly owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means, prior to the occurrence of the Parent Merger, ARCT and, from and after the occurrence of the Parent Merger, ARCP, the ultimate parent of the survivor(s) of the Parent Merger.

“Parent Guaranty” means Parent Guaranty Agreement executed by Parent in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Parent Merger” has the meaning specified in the definition of Permitted Merger Transaction.

“Parent Share” means a share of common stock, par value $0.01 per share, of Parent.

“Participant” has the meaning specified in Section 11.06(b)(i).

“Participant Register” has the meaning specified in Section 11.06(b)(i)(iii).

“Patriot Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

29

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Distributions” means (a) for Parent for any fiscal year of Parent, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) the then applicable FFO Percentage of Funds from Operations of Parent, and (ii) the amount of distributions required to be paid by Parent in order for Parent to qualify as a REIT, and (b) for Borrower for any fiscal year of Borrower, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) the then applicable FFO Percentage of Funds from Operations of Borrower and its Subsidiaries thereafter, and (ii) the amount of distributions required to be paid by Borrower directly to Parent, or indirectly to Parent via a distribution to a wholly–owned subsidiary of Parent, in order for Parent to qualify as a REIT.

“Permitted Bridge Credit Agreement Transaction” means the entry by Parent, the Borrower and the other Loan Parties into the Bridge Credit Agreement and all documents to be entered into in connection therewith, and the incurrence of the obligations and the granting of any liens thereunder, subject to the following conditions precedent (a) no Default shall have occurred and be continuing at the time of the proposed transaction or would result therefrom, (b) after giving effect thereto, Parent and Borrower shall be in pro forma compliance with the covenants set forth in Section 8.14 for the most recent determination period for which financial statements are available (after giving effect to such transaction and the mandatory prepayment of indebtedness of ARCP and its subsidiaries (other than non-recourse indebtedness of subsidiaries of ARCP)), (c) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, such transaction (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided, that any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects, (d) any Liens granted thereunder shall rank pari passu with the Liens under this Agreement, (e) after giving effect to such transaction, the sum of the Lenders’ aggregate Commitments under this Agreement and the aggregate commitments of the lenders under the Bridge Credit Agreement shall not exceed $1,075,000,000 and (f) the Intercreditor Agreement shall have been executed and delivered by Parent, the Borrower, the other Loan Parties and the applicable agent under the Bridge Credit Agreement.

30

“Permitted Merger Transaction” means a merger of Parent with and into Tiger Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ARCP (the “Parent Merger”), and the substantially concurrent merger of Borrower with and into ARCPOP, a wholly-owned subsidiary of ARCP (the “Borrower Merger”), in each case pursuant to the terms of the Merger Agreement as in effect as of the date of this Agreement and subject to the following conditions precedent (a) no Default shall have occurred and be continuing at the time of the proposed transaction or would result therefrom, (b) after giving effect thereto, Parent and Borrower shall be in pro forma compliance with the covenants set forth in Section 8.14 for the most recent determination period for which financial statements are available (after giving effect to such transaction and the mandatory prepayment of indebtedness of ARCP and its subsidiaries (other than non-recourse indebtedness of subsidiaries of ARCP)), (c) all representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, such transaction (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided, that any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects, (d) all guaranty and collateral requirements under the Loan Documents, including, without limitation, pursuant to Sections 2.19 and 4.06, shall have been satisfied, (e) the owners of the Equity Interests of Parent immediately prior to giving effect to such transaction shall own not less than 65% of the aggregate Equity Interests of the survivor of such transaction, (f) Administrative Agent shall have received fully executed assumption documentation in connection therewith and opinions of counsel, in each case, as reasonably requested by Administrative Agent, (g) Administrative Agent and each Lender shall have received all documentation and other information with respect to ARCP, ARCPOP and their respective Subsidiaries required by regulatory authorities or Administrative Agent’s and/or such Lender’s internal policies under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, and (h) Parent and Borrower shall have delivered a duly executed certificate signed by the chief executive officer or chief financial officer of each of Parent and Borrower, in each case after giving effect to such transaction, certifying that the conditions set forth in clauses (a) through (e) shall have been satisfied as of the date of such certificate.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Parent or any ERISA Affiliate or any such Plan to which Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date and each Pledge Agreement or similarly titled document, in each case executed by a Pledgor, to or for the benefit of Administrative Agent, for the benefit of the Lenders, covering the Equity Interest Collateral.

“Pledgors” means, collectively, Borrower and each Subsidiary Guarantor that is a Subsidiary of Borrower; “Pledgor” means any one of the Pledgors.

“Post-Merger Advisor” means ARC Properties Advisors, LLC, a Delaware limited liability company.

31

“Post-Merger Management Agreement” means the Amended and Restated Management Agreement, to be entered into substantially concurrently with the consummation of the Permitted Merger Transaction, between ARCP and the Post-Merger Advisor, substantially in the form attached as Exhibit E to the Merger Agreement.

“Principal Office” means the office of Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402 1916, or any other subsequent office that Administrative Agent shall have specified as the Principal Office by written notice to Borrower and the Lenders.

“Pro Forma Financial Statements” has the meaning specified in Section 6.05(c).

“Property” means any Real Property which is owned or ground leased, directly or indirectly, by a Company.

“Property Owners” means, collectively, each Subsidiary which owns a Borrowing Base Property, and “Property Owner” means any one of the Property Owners.

“Property Information” has the meaning specified in Section 4.03.

“Public Lender” has the meaning specified in Section 7.02.

“Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, (a) in respect of any class of non-credit enhanced long-term senior unsecured debt issued by Borrower or Parent or (b) if no rating in respect of any class of non-credit enhanced long-term senior unsecured debt issued by Borrower or Parent exists at such time, an issuer rating in respect of Borrower or Parent; provided that if any such rating agency shall have issued more than one such rating in effect at such time, the lowest such rating issued by such rating agency shall apply.

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recipient” means a Lender, an Issuing Bank or the Administrative Agent, as applicable.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Recourse Exceptions shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of Borrower to reimburse Issuing Bank for any drawing honored by Issuing Bank under a Letter of Credit.

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Register” has the meaning specified in Section  11.06(d).

32

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Condition” means that, after giving effect to any requested release of a Borrowing Base Property, the Borrowing Base Asset Value shall be at least Two Hundred Million Dollars ($200,000,000.00).

“Release Date” means the earlier of: (a) the date on which the Obligations have been paid in full and the Equity Collateral been released; and (b) the date on which the Liens of the Equity Collateral are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and control of the Equity Interests of each Property Owner has been given to and accepted by the purchaser or Administrative Agent free of occupancy and claims to occupancy by the Companies and their respective heirs, devisees, representatives, successors, and assigns; provided that if such payment, performance, release, foreclosure, or conveyance is challenged, in bankruptcy proceedings or otherwise, the Release Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice, or otherwise barred by Law from further assertion.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, (a) Lenders having more than fifty percent (50%) of the aggregate amount of the Revolving Commitments, the Term Loan Commitments and the outstanding Term Loans of all Lenders, or (b) if the Revolving Commitments and the Term Loan Commitments have been terminated or reduced to zero, Lenders holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders unless only two Lenders are party to this Agreement and one of such Lenders is a Defaulting Lender. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Required Revolving Lenders” means, as of any date, (a) Revolving Lenders having more than fifty percent (50%) of the aggregate amount of the Revolving Commitments of all Revolving Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, the Revolving Lenders holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Revolving Loans and Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Revolving Lenders” shall in no event mean less than two Revolving Lenders. For purposes of this definition, a Revolving Lender (other than Swingline Lender) shall be deemed to hold a Swingline Loan and a Revolving Lender (other than Issuing Bank) shall be deemed to hold a Letter of Credit Liability, in each case, to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

33

“Required Term Loan Lenders” means, as of any date, (a) Term Loan Lenders having more than fifty percent (50%) of the aggregate amount of the Term Loan Commitments and the outstanding Term Loans of all Term Loan Lenders, or (b) if the Term Loan Commitments have been terminated or reduced to zero, the Term Loan Lenders holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Term Loan Lenders” shall in no event mean less than two Term Loan Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, as to each Lender (other than Swingline Lender), such Lender’s obligation to make Revolving Loans pursuant to Section 2.01(a), to issue (in the case of Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.03(i), and to participate in Swingline Loans pursuant to Section 2.04(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.15, as the same may be reduced from time to time pursuant to Section 2.06 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 11.06(c) or increased as appropriate to reflect any increase effected in accordance with Section 2.15.

34

“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to Borrower pursuant to Section 2.01(a).

“Revolving Note” means a promissory note of Borrower substantially in the form of Exhibit B-1, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Revolving Termination Date” means February 14, 2017, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.16.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, as of any date of determination, that portion of Consolidated Total Debt which is secured by a lien on any real property owned or leased by Borrower or any Subsidiary or Unconsolidated Affiliate, as applicable.

“Secured Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) Secured Debt, divided by (b) Total Asset Value.

“Security Documents” means:

(a) the Pledge Agreements;

(b) financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral; and

(c) all other agreements, documents, and instruments securing the Obligations or any part thereof, as shall from time to time be executed and delivered by Borrower, Subsidiary Guarantors, or any other Person in favor of Administrative Agent for the benefit of itself and the other Lenders.

35

“Share” means Borrower’s and Parent’s direct or indirect share of a Consolidated Subsidiary or an Unconsolidated Affiliate as reasonably determined by Borrower based upon Borrower’s and Parent’s economic interest (whether direct or indirect) in such Consolidated Subsidiary or Unconsolidated Affiliate, as of the date of such determination.

“Specified Swap Obligations” has the meaning specified in the definition of “Obligations.”

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantors” means, as of any date, all Subsidiaries of Parent owning a direct or indirect interest in Borrower or in any Borrowing Base Property (including each Property Owner), and the general partner of each Subsidiary that is a limited partnership and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Subsidiary Guaranty Agreement executed by each Subsidiary Guarantor in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Substitute Rate” means, with respect to any Borrowing, a floating rate of interest equal to (a) the Federal Funds Rate from time to time plus one and one-half of one percent (1.50%) plus (b) the Applicable Margin.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

36

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.04 in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.04(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by Swingline Lender to Borrower pursuant to Section 2.04.

“Swingline Maturity Date” means the date which is 7 Business Days prior to the Revolving Termination Date.

“Swingline Note” means the promissory note of Borrower substantially in the form of Exhibit B-2, payable to the order of Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of any date, the stockholders’ equity of Parent and its Subsidiaries on a consolidated basis, plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding amortization in respect of acquired intangible lease assets), all determined on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a loan made by a Term Loan Lender to Borrower pursuant to Section 2.01(b).

37

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans on the Effective Date pursuant to Section 2.01(b), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Loan Maturity Date” means February 14, 2018.

“Term Note” means a promissory note of Borrower substantially in the form of Exhibit B-3, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Threshold Amount” means $20,000,000 for any Non-Recourse Indebtedness and $0 for any Recourse Indebtedness.

“Title Company” means Chicago Title Insurance Company or such other title insurance company reasonably acceptable to Administrative Agent.

“Total Asset Value” means the sum of (a) Consolidated Group’s pro rata share of NOI for the most recent quarter, multiplied by four, and divided by the Capitalization Rate (excluding the Consolidated Group’s pro rata share of the NOI for any Property not owned for the entire prior quarter), (b) the acquisition price paid for any Property acquired during the prior quarter, (c) cash and Cash Equivalents at quarter end, (d) vacant land at cost (e) mortgage notes receivable at GAAP, and (f) Construction In Progress at cost. Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (c)) will be included in the calculation of Total Asset Value consistent with the above described treatment for wholly owned assets.

“Total Bridge Facility Outstandings” means, as of any date from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the amount equal to the aggregate outstanding principal amount of any loans under the Bridge Credit Agreement after giving effect to any borrowings and prepayments or repayments of such loans occurring on such date as of such date.

“Total Funded Debt” means, as of any date, Consolidated Total Debt excluding intracompany Indebtedness, deferred income taxes, security deposits, accounts payable and accrued liabilities, and any prepaid rents, in each case determined in accordance with GAAP.

“Total Outstandings” means, as of any date, the aggregate Outstanding Amount of all Loans and all Letter of Credit Liabilities.

“Total Revolving Outstandings” means, as of any date, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and all Letter of Credit Liabilities.

38

“Transfer Authorizer Designation Form” means a transfer authorizer designation delivered to Administrative Agent pursuant to Section 10.11, as the same may be amended, restated or modified from time to time with the prior written approval of Administrative Agent.

“Type” when used in reference to any Revolving Loan, Term Loan or Borrowing of Revolving Loans or Term Loans, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined. For purposes hereof, “rate” shall include the Base LIBOR Rate and the LIBOR Market Index Rate.

“Unconsolidated Affiliate” means any Person in which a Company has an Equity Interest and whose financial results would not be consolidated under GAAP with the financial results of Parent on the consolidated financial statements of Parent.

“United States” and “U.S.” mean the United States of America.

“Variable Rate Indebtedness” means any Indebtedness that bears interest at a variable rate without the benefit of a Swap Contract.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, in its individual capacity and its successors.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, accounts and contract rights.

39

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Pro Forma Financial Statements or the Audited Financial Statements, as applicable, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, provided further that for all purposes in calculating consolidated covenants hereunder Parent shall be deemed to own one hundred percent (100%) of the equity interests in Borrower.

1.04 Financial Standards. All financial computations required of a Person under this Agreement shall be calculated without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.

40

1.05 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Financial Attributes of Non-Wholly Owned Subsidiaries. When determining the Applicable Margin and compliance by Parent or Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of Parent or Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) Parent’s Ownership Share of Borrower shall be deemed to be 100.0%.

Article II.
Credit Facility

2.01 Revolving Loans and Term Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14, each Revolving Lender severally and not jointly agrees to make Revolving Loans to Borrower during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. The Borrowings of Revolving Loans may be ratable Floating Rate Borrowings or ratable Fixed Rate Borrowings. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Revolving Loans.

(b) Term Loans. Subject to the terms and conditions set forth herein, including without limitation, Section 2.14, each Term Loan Lender severally and not jointly agrees to make Term Loans to Borrower from time to time, on any Business Day during the Availability Period (each such date, a “Term Loan Borrowing Date”) in an aggregate amount not to exceed such Term Loan Lender’s Term Loan Commitment; provided that Borrower shall not be permitted to request a Borrowing of Term Loans on more than three (3) occasions during the Availability Period. The Borrowings of Term Loans may be ratable Floating Rate Borrowings or ratable Fixed Rate Borrowings. Amounts repaid or prepaid in respect of the Term Loan Loans may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to Floating Rate Loans, and

41

(ii) one (1) Business Day prior to the requested date of any Borrowing of Floating Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(e) and Section 2.04(e), each Borrowing of or conversion to Floating Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then (I) so long as no Event of Default exists, the applicable Loans shall be made as, or continued to, a Eurodollar Loan with an Interest Period of one (1) month and (II) if an Event of Default exists, then the applicable Loans shall be made as, or converted to, Floating Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Loan Notice, but fails to specify an Interest Period, then it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Revolving Percentage or Applicable Term Loan Percentage, as applicable, of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic continuation described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 5.02 and Section 5.01, Administrative Agent shall make all funds so received available to Borrower by 1:00 p.m. in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Wells Fargo Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

(c) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Loans without the consent of Required Lenders.

42

(d) Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.14, Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) in Dollars up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $25,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by Issuing Bank and Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is five (5) Business Days prior to the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from Issuing Bank for a period not to exceed one year but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is five (5) Business Days prior to the Revolving Termination Date. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to Issuing Bank, Administrative Agent and Borrower).

(c) Requests for Issuance of Letters of Credit. Borrower shall give Issuing Bank and Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit (or such shorter period consented to by Issuing Bank), such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit and other forms, together with such additional information, as requested from time to time by Issuing Bank or Administrative Agent. Provided Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.02, Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter period consented to by Issuing Bank) following the date after which Issuing Bank has received all of the items required to be delivered to it under this subsection. Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of Borrower, Issuing Bank shall deliver to Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

43

(d) Reimbursement Obligations. Upon receipt by Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, Issuing Bank shall promptly notify Borrower and Administrative Agent of the amount to be paid by Issuing Bank as a result of such demand and the date on which payment is to be made by Issuing Bank to such beneficiary in respect of such demand; provided, however, that Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge Borrower in any respect from the applicable Reimbursement Obligation. Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse Issuing Bank for the amount of each demand for payment under such Letter of Credit within one (1) Business Day of the date on which payment is to be made by Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by Issuing Bank of any payment in respect of any Reimbursement Obligation, Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), Borrower shall advise Administrative Agent and Issuing Bank whether or not Borrower intends to borrow hereunder to finance its obligation to reimburse Issuing Bank for the amount of the related demand for payment and, if it does, Borrower shall submit a timely request for such Borrowing as provided in the applicable provisions of this Agreement. If Borrower fails to so advise Administrative Agent and Issuing Bank, or if Borrower fails to reimburse Issuing Bank for a demand for payment under a Letter of Credit within one (1) Business Day of the date of such payment, the failure of which Issuing Bank shall promptly notify Administrative Agent, then (i) if the applicable conditions contained in Section 5.02(a), (b) and (d) would permit the making of Revolving Loans, Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Floating Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to Administrative Agent not later than 12:00 noon and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

44

(f) Effect of Letters of Credit on Revolving Commitments. Upon the issuance by Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under Letters of Credit in which it has not sold participations and making payments under such Letters of Credit. Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against Issuing Bank any liability to Borrower, Administrative Agent or any Lender. In this connection, the obligation of Borrower to reimburse Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute,

45

unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which Borrower may have at any time against Issuing Bank, Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between Borrower, Issuing Bank, Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 11.04, but not in limitation of Borrower’s unconditional obligation to reimburse Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), Borrower shall have no obligation to indemnify Administrative Agent, Issuing Bank or any Lender in respect of any liability incurred by Administrative Agent, Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of Administrative Agent, Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights Borrower may have with respect to the gross negligence or willful misconduct of Administrative Agent, Issuing Bank or any Lender with respect to any Letter of Credit.

(h) Amendments, Etc. The issuance by Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) Administrative Agent and, if applicable, the Revolving Lenders required by Section 11.01, shall have consented thereto. In connection with any such amendment, supplement or other modification, Borrower shall pay the fees, if any, payable under the last sentence of Section 2.09(d).

46

(i) Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to Administrative Agent for the account of Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to Issuing Bank by Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by Borrower in respect of such Reimbursement Obligation (other than the fees payable to Issuing Bank pursuant to the second and the last sentences of Section 2.09(d)).

(j) Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to Administrative Agent, for the account of Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 2.18(d). If the notice referenced in the second sentence of Section 2.03(e) is received by a Revolving Lender not later than 11:00 a.m., then such Lender shall make such payment available to Administrative Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to Administrative Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to Administrative Agent under this subsection, and Administrative Agent’s right to receive the same for the account of Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 9.01(g) or (iv) the termination of the Revolving Commitments. Each such payment to Administrative Agent for the account of Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, Issuing Bank shall deliver to Administrative Agent, which shall promptly deliver the same to each Revolving Lender and Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Revolving Lender from time to time, Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

47

2.04 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.14, Swingline Lender agrees to make Swingline Loans to Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $25,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, Borrower shall immediately pay Administrative Agent for the account of Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Revolving Lender’s Revolving Commitment for purposes of calculation of the fee payable under Section 2.09(b).

(b) Procedure for Borrowing Swingline Loans. Borrower shall give Administrative Agent and Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to Swingline Lender no later than 11:00 a.m. on the proposed date of such Borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by Borrower pursuant to a Notice of Swingline Borrowing sent to Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 3:00 p.m. on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2 for such Borrowing, Swingline Lender will make the proceeds of such Swingline Loan available to Borrower in Dollars, in immediately available funds, at the account specified by Borrower in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Floating Rate as in effect from time to time plus the then effective Applicable Margin or at such other rate or rates as Borrower and Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of Swingline Lender (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.08 with respect to interest on Floating Rate Loans (except as Swingline Lender and Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

48

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by Swingline Lender and Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which Swingline Lender and Borrower may agree) and in connection with any such prepayment, Borrower must give Swingline Lender and Administrative Agent prior written notice thereof no later than 12:00 noon on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by Swingline Lender and, in any event, within 5 Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as Swingline Lender and Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from Borrower, Swingline Lender may, on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on its behalf), request a Borrowing of Revolving Loans that are Floating Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swingline Loan. Swingline Lender shall give notice to Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from Swingline Lender under the immediately preceding sentence, Administrative Agent shall notify each Revolving Lender of the proposed Borrowing. Not later than 12:00 noon on the proposed date of such Borrowing, each Revolving Lender will make available to Administrative Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Administrative Agent shall pay the proceeds of such Revolving Loans to Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Section 9.01(g), each Revolving Lender shall purchase from Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to Administrative Agent for the account of Swingline Lender in Dollars and in immediately available funds. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against Administrative Agent, Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Section 9.01(g)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by Administrative Agent, any Lender, Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to Swingline Lender by any Revolving Lender, Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

49

2.05 Prepayments.

(a) Optional Prepayments.

(i) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay any Revolving Loans or Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Fixed Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Floating Rate Loans or, in each case, in connection with a prepayment of the Loans in full, upon such shorter notice as shall be approved by Administrative Agent in writing; (ii) any prepayment of Fixed Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Floating Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Revolving Percentage or Applicable Term Loan Percentage, as applicable, of such prepayment. If such notice is given by Borrower, then Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or other events. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Revolving Percentages or Applicable Term Loan Percentages, as the case may be.

50

(ii) Prepayments of Swingline Loans shall be made in accordance with Section 2.04(d).

(b) Mandatory Prepayments.

(i) Revolving Commitment Overadvance. If at any time the Total Revolving Outstandings exceed the aggregate amount of the Revolving Commitments, Borrower shall immediately upon demand pay to Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii) Maximum Loan Availability Overadvance. If at any time the sum of (x) Total Outstandings plus (y) from and after the occurrence of the Permitted Bridge Agreement Transaction, Total Bridge Facility Outstandings exceeds the Borrowing Base (the amount of such excess, the “Loan Availability Overadvance”), Borrower shall, subject to clause (iv) below, immediately upon demand pay to Administrative Agent for the account of the Lenders, the amount of such Loan Availability Overadvance.

(iii) Application of Mandatory Prepayments. Amounts paid under (1) the preceding subsection (b)(i) shall be applied (A) first, to repay any outstanding Revolving Loans (provided that such repayment shall not cause a reduction in the Revolving Commitments) and (B) second, to Cash Collateralize the existing Letter of Credit Liabilities, and (2) the preceding subsection (b)(ii) shall be applied (A) first, to repay any outstanding Revolving Loans (provided that such repaying shall not cause a reduction in the Revolving Commitments), (B) second, to repay the outstanding Term Loans and (C) third, to Cash Collateralize the existing Letter of Credit Liabilities, in each case, (x) pro rata in respect of each Lender and (y) in respect of clauses (1)(A), (2)(A) and 2(B) above, first to Floating Rate Loans outstanding and then, to the Fixed Rate Loans outstanding. If Borrower is required to pay any outstanding Fixed Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, Borrower shall pay all amounts due under Section 3.05.

51

(iv) Prepayments of Obligations under Bridge Credit Agreement. If any mandatory prepayment is required under clause (ii) above, Borrower may (and, if required by the Bridge Credit Agreement, shall) prepay the obligations under the Bridge Credit Agreement, in an amount not to exceed the product of (x) the Loan Availability Overadvance and (y) the ratio of the Total Bridge Facility Outstandings to the sum of the Total Outstandings and the Total Bridge Facility Outstandings. Any prepayment made by Borrower in compliance with this clause (iv) shall result in a dollar-for-dollar reduction in the amount of the mandatory prepayment required under clause (ii) above.

2.06 Reduction and Termination of Commitments.

(a) Revolving Commitments. Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $25,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by Administrative Agent (“Commitment Reduction Notice”); provided, however, Borrower may not reduce the aggregate amount of the Revolving Commitments below $100,000,000 unless Borrower is terminating the Revolving Commitments in full. Promptly after receipt of a Commitment Reduction Notice Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 3.05.

(b) Term Loan Commitments. The Term Loan Commitment of each Term Loan Lender shall be immediately and permanently reduced on each Term Loan Borrowing Date upon such Term Loan Lender making a Term Loan to Borrower on such Term Loan Borrowing Date in an amount corresponding to such Term Loan Lender’s Applicable Term Loan Percentage of the aggregate principal amount of the Term Loan Loans made by the Term Loan Lenders to Borrower on such Term Loan Borrowing Date. The aggregate remaining Term Loan Commitments shall terminate at 5:00 p.m. on the sixth (6th) month anniversary of the Effective Date.

2.07 Repayment of Loans.

52

(a) Revolving Loans. Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b) Term Loans. Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date.

(c) Swingline Loans. Swingline Loans shall be repaid in accordance with Section 2.04(e).

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Rate and (ii) each Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Floating Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) In the event Parent or Borrower obtains an Investment Grade Rating during the term of this Agreement, Borrower may make a one-time irrevocable election upon written notice to Administrative Agent (and Administrative Agent shall promptly notify the Lenders thereof) to utilize the Rating of Parent or Borrower, as applicable, in determining the Applicable Margin (a “Credit Rating Election Event”), pursuant to the relevant table set forth in the definition of Applicable Margin.

53

2.09 Fees.

(a) Closing Fee. On the Effective Date, Borrower agrees to pay to Administrative Agent and each Lender all loan fees as have been agreed to in writing by Borrower and Administrative Agent.

(b) Revolving Facility Fees.

(i) During the period from the Effective Date to but excluding the Revolving Termination Date (or, if earlier, the occurrence of a Credit Rating Election Event), Borrower agrees to pay to Administrative Agent for the account of the Revolving Lenders an unused revolving facility fee equal to (x) the amount by which the aggregate amount of the Revolving Commitments exceeds the average daily amount of the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities (the “Unused Amount”) multiplied by (y) the corresponding per annum rate set forth in the table below:

Unused Amount	Unused Fee (percent per annum)
Greater than or equal to 50.0% of the aggregate amount of Revolving Commitments	0.25%
Less than 50.0% of the aggregate amount of Revolving Commitments	0.15%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. For the avoidance of doubt, for purposes of calculating an unused facility fee, the outstanding principal balance of Swingline Loans shall not be factored into the computation.

(ii) Upon the occurrence of the Credit Rating Election Event until the Revolving Termination Date, and so long as the Applicable Margin shall be determined by reference to the Rating, Borrower agrees to pay to Administrative Agent for the account of the Revolving Lenders a facility fee equal to the average daily aggregate amount of the Revolving Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.

54

(c) Term Loan Facility Fees. During the period from the Effective Date and until the termination of the Availability Period, Borrower agrees to pay to Administrative Agent for the account of the Term Loan Lenders an unused term loan facility fee equal to the (x) the amount by which the aggregate amount of the Term Loan Commitments exceeds the average daily amount of the aggregate outstanding principal balance of Term Loans (the “Unused Term Amount”) multiplied by (y) a rate per annum equal to 0.25%. Such fee shall be computed on a daily basis and payable monthly in arrears on the last Business Day of each calendar month ending after the Effective Date during the term of the Availability Period and on the last day of the Availability Period (or, if earlier, on the date the Term Loan Commitments shall have been reduced to zero in accordance with Section 2.06(b) or otherwise terminated).

(d) Letter of Credit Fees. Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender a Letter of Credit fee at a rate per annum equal to the Applicable Margin for Base LIBOR Rate times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, Borrower shall pay to Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit equal to 0.125% of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the last day of March, June, September and December, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. Borrower shall pay directly to Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by Issuing Bank from time to time in like circumstances with respect to the issuance, administration, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(e) Revolving Credit Extension Fee. If Borrower exercises its right to extend the Revolving Termination Date in accordance with Section 2.16, Borrower agrees to pay to Administrative Agent for the account of each Revolving Lender a fee equal to 0.20% of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be due and payable in full on the effective date of the extension of the Revolving Termination Date pursuant to such Section.

(f) Administrative and Other Fees. Borrower agrees to pay the administrative and other fees of Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by Borrower and Administrative Agent.

55

2.10 Computation of Interest; Retroactive Adjustments of Applicable Margin.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, except that computations of interest in respect of Floating Rate Borrowings shall be made on the basis of a 365-day year (or 366-day year in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Parent or for any other reason, then Parent, Borrower, Administrative Agent or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Parent and Borrower as of any applicable date was inaccurate at any time during which the Applicable Margin is determined by reference to the Consolidated Leverage Ratio, and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, then Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Lenders or Issuing Bank, as the case may be, within three (3) Business Days after demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or any Issuing Bank, as the case may be, under this Agreement. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Revolving Note, in the case of any Revolving Lender, or a Term Note, in the case of any Term Loan Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. The Swingline Loans made by Swingline Lender to Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of Swingline Lender. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

56

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Revolving Percentage and/or Applicable Term Loan Percentage, as the case may be (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. If and to the extent Administrative Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent makes such payments to such Lender. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. Administrative Agent shall use its best efforts to provide Borrower with notice (but failure to provide such notice shall not act as a waiver or limitation of any of Administrative Agent’s rights under this Section 2.12(b)) of its intent to so fund to Borrower without having received all Lenders’ share of such Borrowing. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Floating Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, then Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

57

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, within one (1) Business Day. If and to the extent such Lender or Issuing Bank shall not return such funds to Administrative Agent when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable to Administrative Agent, at the Federal Funds Rate from the due date until (but not including) the date on which Administrative Agent receives such funds from such Lender or Issuing Bank.

A notice of Administrative Agent to any Lender, Issuing Bank or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, then Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

58

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Swingline Loans and/or in Letters of Credit and to make payments pursuant to Section 11.04(d) are several and not joint. The failure of any Lender to make any Loan, to fund any participation or to make any payment under Section 11.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(d).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Swingline Loans or Letter of Credit Liabilities held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Swingline Loans or Letter of Credit Liabilities of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price immediately restored to the extent of such recovery, without interest;

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swingline Loans or Letter of Credit Liabilities to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply); and

59

(iii) the provisions of this Section shall be disregarded to the extent necessary to conform to the intended treatment of the Loans in connection with any Extension Permitted Amendment or Incremental Amendment.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.06(a) shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments:

(a) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time; or

(b) the sum of (x) Total Outstandings plus (y) Total Bridge Facility Outstandings would exceed the Borrowing Base at such time.

2.15 Incremental Loans. Borrower may, from time to time, on up to four (4) occasions during the term of this Agreement, by written notice to Administrative Agent, elect to increase the Revolving Commitments or enter into one or more tranches of incremental term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 (or such other amount as may be acceptable to Issuing Bank, Administrative Agent and Borrower), so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $125,000,000. Any such election must be made by the Borrower during the period from the Effective Date to the date that is 30 days prior to the Revolving Termination Date (or such later date to which the Revolving Commitments have been extended pursuant to any Extension Permitted Amendment entered into in accordance with Section 2.18) in the case of any election to increase the Revolving Commitments, or the Term Loan Maturity Date (or such later date to which the maturity of the Term Loans has been extended pursuant to any Extension Permitted Amendment entered into in accordance with Section 2.18), in the case of any election to incur Incremental Term Loans. Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of Borrower, to arrange a syndicate of Lenders willing to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be (each existing Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender” and each new bank, financial institution or other entity, an “Augmenting Lender”). Each Increasing Lender and each Augmenting Lender increasing or extending a Revolving Commitment shall be acceptable to Issuing Bank and Swingline Lender. No consent of any

60

Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.15. Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.15 shall become effective on the date agreed by Borrower, Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and Administrative Agent shall notify each Lender thereof. Such Incremental Term Loans and increases in the Revolving Commitments shall be evidenced by the execution and delivery Borrower, Administrative Agent and Increasing Lender or Augmenting Lender (and, in the case of any increase or extension of a Revolving Commitment, Issuing Bank and Swingline Lender), as the case may be, of documentation acceptable to Administrative Agent. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.15 unless, (i) on the date of such effectiveness, (x) Administrative Agent shall have received such customary certificates, documents and opinion letters as it may reasonably request (it being understood and agreed that the forms of certificates, documents and opinion letters delivered pursuant to Section 5.01(a)(ii) through (vi) shall be acceptable), (y)(A) the conditions set forth in Section 5.02(a) and (b) shall be satisfied and (B) after giving effect to the increase in the Revolving Commitments and the Incremental Term Loans to be made on such date, the sum of (1) Total Outstandings plus (2) Total Bridge Facility Outstandings shall not exceed the Borrowing Base, and (z) Borrower shall be in pro forma compliance with the covenants set forth in Section 8.14 after giving effect to any Loans to be made on such date and the application of the proceeds therefrom as if made and applied on such date, and, Administrative Agent shall have received a certificate certifying as to the satisfaction of each of clauses (x), (y) and (z) dated such date (including calculations in reasonable detail showing pro forma compliance with the covenants in Section 8.14) and executed by a Responsible Officer of Borrower, which certificate can be incorporated into and constitute a part of an Incremental Amendment executed by Borrower pursuant to this Section 2.15. On the Effective Date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to Administrative Agent such amounts in immediately available funds as Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Revolving Commitment Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by Borrower, in accordance with the requirements of Section 2.01(a)). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by Borrower pursuant to the provisions of Section 3.05 if the deemed payment occurs other than on the last day of the related Interest Periods. Revolving Loans made pursuant to any increased Revolving Commitment and the Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (b) in the case of Incremental Term Loans, (x) shall not mature earlier than the Term Loan Maturity Date (but may have amortization prior to such date) and (y) shall have the weighted average life to maturity no shorter than the weighted average life to maturity of the initial Term Loans, and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans, as applicable; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans. Increases in Revolving Commitments and Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, Administrative Agent, and, in the case of increases in Revolving Commitment, Issuing Bank and Swingline Lender. The Incremental Amendment may, without the consent of any other Lenders (except as expressly required pursuant to Section 11.01), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent, to effect the provisions of this Section 2.15. Nothing contained in this Section 2.15 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

61

2.16 Extension of Revolving Termination Date.

Borrower shall have the right, exercisable one time, to extend the Revolving Termination Date by one year. Borrower may exercise such right only by executing and delivering to Administrative Agent at least sixty (60) days but not more than one hundred eighty (180) days prior to the current Revolving Termination Date, a written request for such extension (an “Extension Request”). Administrative Agent shall notify the Revolving Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for one year effective upon receipt by Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) on and as of such date; provided, if any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) as of such earlier date; and except for changes in factual circumstances not expressly prohibited under the Loan Documents and (y) Borrower shall have paid the fees payable under Section 2.09(e). At any time prior to the effectiveness of any such extension, upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

62

2.17 Extension Offers.

(a) Borrower may on one or more occasions, by written notice to Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Revolving Lenders and/or Term Loan Lenders to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by Administrative Agent and reasonably acceptable to Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of such notice, unless otherwise agreed to by Administrative Agent). Extension Permitted Amendments shall become effective (x) in the case of Revolving Loans, only with respect to the Revolving Loans of the Revolving Lenders that accept the applicable Extension Offer and (y) in the case of Term Loans, only to the Term Loans of the Term Loan Lenders that accept the applicable Extension Offer or (such Revolving Lenders and/or Term Lenders, as applicable, the “Extending Lenders”).

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by Parent, Borrower, each applicable Extending Lender and Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof; (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) on and as of such date; provided, if any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) as of such earlier date; and (iii) Parent and Borrower shall have delivered to Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by Administrative Agent in connection therewith. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to give effect to the provisions of this Section.

(c) In the case of Extension Offers in respect of Revolving Loans, unless otherwise agreed to by the applicable Extending Lenders, including any Lender in its separate capacity as an Issuing Bank or Swingline Lender, Borrower and Administrative Agent, (x) no Extension Permitted Amendment shall have any affect on the provisions set forth in Sections 2.03, 2.04 and 2.20, (y) Issuing Bank shall not have any obligation to issue, amend, modify, renew or extend any Letter of Credit pursuant to any Extension Permitted Amendment unless it shall have expressly consented thereto in its capacity as an Issuing Bank and (z) Swingline Lender shall have no obligation to make Swingline Loans pursuant to any Extension Permitted Amendment unless it shall have expressly consented thereto in its capacity as Swingline Lender and, in the case of the foregoing clauses (y) and (z), the Extending Lenders shall have expressly consented to participation provisions in respect of Letter of Credit Liabilities and Swingline Loans consistent with the provisions set forth in Sections 2.03 and 2.04.

63

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then to the extent permitted by applicable Law, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.02 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.03(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

64

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any fee payable under Sections 2.09(b) or 2.09(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.09(d) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii) With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), Borrower shall (x) pay to each Revolving Lender that is Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Revolving Lender that is Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) no Default shall exist at such time and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

65

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent), Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii) Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to Administrative Agent, for the benefit of Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

66

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f) Defaulting Lender Cure. If Borrower, Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, Borrower may, by Borrower giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 11.06(c). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 11.06(c), shall pay to Administrative Agent an assignment fee in the amount of $4,500. The exercise by Borrower of its rights under this Section shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent or any of the Lenders.

67

2.19 Guaranties. Pursuant to Parent Guaranty, Parent shall unconditionally Guarantee in favor of Administrative Agent and Lenders the full payment and performance of the Obligations. Pursuant to the Subsidiary Guaranty or an addendum thereto in the form attached to the Subsidiary Guaranty, Parent and Borrower shall cause each Subsidiary Guarantor to execute a Subsidiary Guaranty unconditionally guarantying in favor of Administrative Agent and Lenders the full payment and performance of the Obligations.

2.20 Letter of Credit Collateral Account.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, Borrower hereby pledges and grants to Administrative Agent, for the ratable benefit of Administrative Agent, Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by Administrative Agent in such Cash Equivalents as Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of Administrative Agent for the ratable benefit of Administrative Agent, Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Administrative Agent accords other funds deposited with Administrative Agent, it being understood that Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, Borrower and the Lenders authorize Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse Issuing Bank for the payment made by Issuing Bank to the beneficiary with respect to such drawing.

68

(d) If an Event of Default exists, Administrative Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5.

(e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, Administrative Agent shall, from time to time, at the request of Borrower, deliver to Borrower within ten (10) Business Days after Administrative Agent’s receipt of such request from Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, Administrative Agent shall deliver to Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f) Borrower shall pay to Administrative Agent from time to time such fees as Administrative Agent normally charges for similar services in connection with Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Article III.
Taxes, Yield Protection and Illegality

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If Borrower or Administrative Agent shall be required to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) Administrative Agent or Borrower, as applicable, shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent or Borrower, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

69

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby, indemnify each Recipient, without duplication, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(iii) Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.06(b)(iii)(B) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this subparagraph (ii).

70

(d) Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

71

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable, to the effect that such Foreign Lender, or beneficial owner thereof, is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender. Notwithstanding anything to the contrary in clauses (i) and (ii), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (e)(ii)(B)(1)-(4) and (e)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

72

(iv) If a payment made to a Lender by or on account of any obligation of Borrower hereunder or under any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subparagraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If Administrative Agent, any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or Issuing Bank , as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or Issuing Bank in the event Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, such Lender or Issuing Bank be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent, such Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require Administrative Agent, any Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

73

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Loans based on the Eurodollar Rate or to convert Floating Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of, or material restriction on, such Lender making or maintaining Loans based on the Eurodollar Rate, the Loans of such Lender shall, if necessary to avoid such illegality or material restriction, bear interest at the Substitute Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), convert all Eurodollar Loans of such Lender to Floating Rate Loans (the interest rate on which Floating Rate Loans of such Lender shall, if necessary to avoid such illegality, accrue at the Substitute Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the interest rate applicable to such Lender by referencing the Substitute Rate until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.

3.03 Inability to Determine Rates. If Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a Floating Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate, for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Floating Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or the LIBOR Market Index Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Market Index Rate, the Floating Rate Loans shall accrue interest at the Substitute Rate, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that will bear interest at the Substitute Rate in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Loans.

74

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject Administrative Agent, any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) Other Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost or increase liquidity requirements to Administrative Agent, such Lender or Issuing Bank of making or maintaining any Loan or of participating in, issuing or maintain any Letter of Credit, or to reduce the amount of any sum received or receivable by Administrative Agent, such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of Administrative Agent, such Lender or Issuing Bank, then Borrower will pay to Administrative Agent, such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate Administrative Agent, such Lender or Issuing Bank, as the case may be, for such additional costs or expenses related to such liquidity requirements incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or Issuing Bank or the Loans made by, or participations in Letters of Credit held by, such Lender to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

75

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’ or Issuing Bank’s s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-(9-)month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses

. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.13;

76

excluding any loss of anticipated profits and including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or Issuing Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or Issuing Bank, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or Issuing Bank, as the case may be. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of Borrower’s, each Lender’s, Issuing Bank’s and Administrative Agent’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

Article IV.
Borrowing Base

4.01 Initial Borrowing Base. As of the Effective Date, the Borrowing Base shall consist of the Initial Borrowing Base Properties.

4.02 Changes in Borrowing Base Calculation. Each change in the Borrowing Base shall be effective upon receipt of a new Borrowing Base Report pursuant to Section 7.02(b); provided that any increase in the Borrowing Base reflected in such Borrowing Base Report shall not become effective until (a) the first (1st) Business Day following admission of any new Borrowing Base Property, and (b) the fifth (5th) Business Day following delivery of the new Borrowing Base Report in all other instances, and provided, further, that any change in the Borrowing Base as a result of the admission of an Acceptable Property into the Borrowing Base pursuant to Section 4.03 shall be effective upon the date that such Acceptable Property is admitted into the Borrowing Base.

77

4.03 Requests for Admission into Borrowing Base. Borrower shall provide Administrative Agent with a written request for an Acceptable Property to be admitted into the Borrowing Base. Such request shall be accompanied by the following information regarding such Acceptable Property (the “Property Information”) including the following, in each case reasonably acceptable to Administrative Agent: (a) a general description of such Acceptable Property’s location, market, and amenities; (b) a property description; (c) UCC searches related to the applicable Property Owner and the owners of the Equity Interests of such Property Owner; (d) the documents and information with respect to such Acceptable Property listed in Section 4.11; (e) a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base with such Acceptable Property included in the Borrowing Base; (f) a Compliance Certificate setting forth in reasonable detail the calculations required to show that Parent and Borrower will be in compliance with the terms of this Agreement with the inclusion of such Acceptable Property included the calculation of the Borrowing Base; and (g) such other customary information reasonably requested by Administrative Agent as shall be necessary in order for Administrative Agent to determine whether such Acceptable Property is eligible to be a Borrowing Base Property.

4.04 Eligibility. In order for an Acceptable Property to be eligible for inclusion in the Borrowing Base, such Acceptable Property shall satisfy the following unless otherwise approved by the Required Lenders:

(a) all Property Information with respect to such Acceptable Property shall be reasonably acceptable to Administrative Agent;

(b) no Material Title Defect with respect to such Acceptable Property shall exist;

(c) such Acceptable Property shall have reasonably satisfactory access to public utilities;

(d) the admission of such Acceptable Property into the Borrowing Base shall not breach any obligation of Borrower under any Contractual Obligation;

(e) the Acceptable Environmental Report with respect to such Acceptable Property shall not reveal any Material Environmental Event; and

(f) the property condition report with respect to such Acceptable Property shall not reveal any material defects.

4.05 Approval of Borrowing Base Properties. Each Acceptable Property shall be subject to Administrative Agent’s approval for admission into the Borrowing Base. Administrative Agent hereby approves all Initial Borrowing Base Properties for admission into the Borrowing Base.

78

4.06 Liens on Borrowing Base Properties. An Acceptable Property shall not be admitted into the Borrowing Base until: (a) Borrower and any applicable Pledgors shall have executed and delivered (or caused to be executed and delivered) a Subsidiary Guaranty and a Pledge Agreement covering the Equity Interests with respect to the applicable Property Owner and such Property Owner’s general partner, if such Property Owner is a limited partnership; and (b) Borrower shall have delivered to Administrative Agent all of the Property Information listed in Section 4.11.

4.07 Notice of Admission of New Borrowing Base Properties. If, after the date of this Agreement, an Acceptable Property meets all the requirements to be included in the Borrowing Base set forth in this Article IV, then Administrative Agent shall notify Borrower and Lenders in writing (a) that such Acceptable Property is admitted into the Borrowing Base, and (b) of any changes to the Borrowing Base as a result of the admission of such Acceptable Property into the Borrowing Base.

4.08 RESERVED.

4.09 Release of Borrowing Base Property. Borrower shall provide Administrative Agent with no less than five (5) Business Days written notice of any proposed sale, refinancing or other permanent disposition of any Borrowing Base Property, and in connection therewith, Administrative Agent shall release such Borrowing Base Property from the Borrowing Base and any and all Liens in the Equity Interests of the applicable Property Owner or individually related to such Property Owner granted pursuant to the Security Documents and, where appropriate, release such Property Owner from the Subsidiary Guaranty; provided that no Default exists before and after giving effect thereto (other than Defaults solely with respect to such Borrowing Base Property that would no longer exist after giving effect to the release of such Borrowing Base Property from the Borrowing Base) and the Release Condition shall be satisfied; provided, further, that Administrative Agent shall have no obligation to release any such Liens or obligations without a Borrowing Base Report setting forth in reasonable detail the calculations required to establish the amount of the Borrowing Base without such Borrowing Base Property and a Compliance Certificate setting forth in reasonable detail the calculations required to show that Parent and Borrower are in compliance with the terms of this Agreement without the inclusion of such Borrowing Base Property in the calculation of the Borrowing Base and the various financial covenants set forth herein, in each case as of the date of such release and after giving effect to any such release. In addition, to the extent Administrative Agent has received a Subsidiary Guaranty and/or Equity Interest collateral with respect to any Company or Property which does not own, directly or indirectly, a Borrowing Base Property, provided no Default is then in existence, Administrative Agent will release such Subsidiary Guaranty and/or Equity Interest collateral upon the request of Borrower in connection with any sale or financing not prohibited under this Agreement or the creation of any joint venture Investment not prohibited hereunder.

4.10 Exclusion Events. Each of the following events shall be an “Exclusion Event” with respect to a Borrowing Base Property:

79

(a) a Material Environmental Event shall exist in respect of such Borrowing Base Property, regardless of the time when such Material Environmental Event arose, which Administrative Agent determines, acting reasonably and in good faith, materially impairs the Borrowing Base Asset Value or marketability of such Borrowing Base Property;

(b) Administrative Agent determines that such Borrowing Base Property has suffered a Material Property Event after the date such Property was admitted into the Borrowing Base (or in the case of an uninsured Casualty, in respect of such Borrowing Base Property, is reasonably likely to become a Material Property Event) which Administrative Agent determines, acting reasonably and in good faith, materially impairs the Borrowing Base Asset Value or marketability of such Borrowing Base Property;

(c) (i) any default by any Property Owner, as tenant under any applicable Acceptable Ground Lease, in the observance or performance of any material term, covenant, or condition of any applicable Acceptable Ground Lease on the part of such Property Owner to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (ii) the leasehold estate created by any applicable Acceptable Ground Lease shall be surrendered or (iii) any applicable Acceptable Ground Lease shall cease to be in full force and effect or (iv) any applicable Acceptable Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or any of the material terms, covenants or conditions of any applicable Acceptable Ground Lease shall be modified, changed, supplemented, altered, or amended in any manner not otherwise permitted hereunder without the consent of Administrative Agent; and

(d) The Improvements have been damaged (ordinary wear and tear excepted) and not repaired or are the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or adverse zoning proceeding, except as could not reasonably be expected to cause a Material Property Event.

After the occurrence of any Exclusion Event, Administrative Agent, at the direction of Required Lenders in their sole discretion, shall have the right at any time and from time to time to notify Borrower (the “Exclusion Notice”) that, effective ten (10) Business Days after the giving of such notice and for so long as such circumstance exists, such Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base. Borrowing Base Properties which have been subject to an Exclusion Event may, at Borrower’s request, be released from the Borrowing Base; provided that such release shall be subject to the conditions for release set forth in Section 4.09.

If Administrative Agent delivers an Exclusion Notice and such Exclusion Event no longer exists, then Borrower may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition) and such Borrowing Base Property shall, effective with the delivery by Borrower of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base as long as such Borrowing Base Property meets all the requirements to be included in the Borrowing Base set forth in this Article IV. Any Property that is excluded from the Borrowing Base pursuant to this Section 4.10 may subsequently be reinstated as a Borrowing Base Property, even if an Exclusion Event exists, upon such terms and conditions as Required Lenders may approve.

80

4.11 Documentation Required with Respect to Borrowing Base Properties. Borrower shall deliver, or shall cause the applicable Property Owner to deliver, each of the following with respect to each Acceptable Property to be admitted to the Borrowing Base:

(a) UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may reasonably require;

(b) if such Acceptable Property is held pursuant to an Acceptable Ground Lease, true and correct copies of such Acceptable Ground Lease and any Guarantees thereof; and (ii) to the extent required by Administrative Agent or the Required Lenders in their reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such Acceptable Ground Lease, in form and content reasonably satisfactory to Administrative Agent or the Required Lenders, as applicable;

(c) a true and correct rent roll for such Acceptable Property; and

(d) a current property conditions report performed by an engineer reasonably satisfactory to Administrative Agent.

Article V.
Conditions Precedent to Credit Extensions

5.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to Administrative Agent:

(i) executed counterparts of this Agreement, Parent Guaranty, the Subsidiary Guaranty and the applicable Pledge Agreements;

(ii) Revolving Notes and Term Notes executed by Borrower in favor of each Lender who has requested a Note on or prior to the date that is two Business Days prior to the Effective Date and the Swingline Note executed by Borrower;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

81

(iv) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not have a Material Adverse Effect;

(v) a favorable opinion of legal counsel to the Loan Parties and local counsel to the Loan Parties in the jurisdictions in which the Property Owners of the Initial Borrowing Base Properties are organized, in each case, addressed to Administrative Agent and each Lender, addressing such matters with respect to the Loan Parties as Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Pro Forma Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) a duly completed Borrowing Base Report and Compliance Certificate as of the Effective Date, signed by a Responsible Officer of Borrower;

(ix) to the extent requested by the Administrative Agent with respect to any Initial Borrowing Base Property, the Property Information with respect to such Initial Borrowing Base Property (which Property Information may be made available through an electronic database);

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi) evidence that all indebtedness, liabilities or obligations owing by the Loan Parties under the Existing Revolving Credit Agreement shall have been paid in full and all guarantees in respect of, and Liens securing, such indebtedness, liabilities or other obligations have been released; and

(xii) such other certificates, documents, consents or opinions as Administrative Agent shall reasonably request as further described in the list of closing documents attached hereto as Exhibit F.

82

(b) Any fees required to be paid on or before the Effective Date shall have been paid.

(c) Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced at least two days prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement or an Assignment and Assumption shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any request for a Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) on and as of the date of such Credit Extension; provided, if any such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language, in which case it shall be true and correct in all respects (after giving effect to any such qualification)) as of such earlier date; provided, further, that, for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) In the case of the borrowing of Loans, the Administrative Agent shall have received a timely Loan Notice, in the case of a Swingline Loan, Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit.

83

(d) After giving effect to such proposed Credit Extension, (x) the Total Revolving Outstandings do not exceed the aggregate Revolving Commitments and (y) the sum of Total Outstandings plus Total Bridge Facility Outstandings does not exceed the Borrowing Base.

Each request for a Credit Extension described in clause (c) above submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article VI.
Representations and Warranties

Each of Parent and Borrower represents and warrants to Administrative Agent, the Lenders and Issuing Bank that:

6.01 Existence, Qualification and Power; Compliance with Laws. Parent, Borrower and each Subsidiary Guarantor (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so would not have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for those that have been obtained, taken or made, as the case may be, and those specified herein.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally.

84

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent as of the date thereof and their results of operations for each period covered thereby in accordance with GAAP consistently applied throughout the each period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The most recent unaudited consolidated and consolidating balance sheets of Parent delivered pursuant to Section 7.01(b) (it being acknowledged that, as of the Effective Date, no such balance sheets or statements have been so delivered), and the related consolidated and consolidating statements of income or operations, consolidated shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The consolidated and consolidating pro forma balance sheets of Parent as of the Effective Date, and the related consolidated and consolidating pro forma statements of income for the portion of the fiscal year then ended (the “Pro Forma Financial Statements”), certified by the chief financial officer or treasurer of Parent, copies of which have been furnished to each Lender, fairly present the consolidated and consolidating pro forma financial condition of Parent as of such date, and the consolidated and consolidating pro forma results of operations of Parent for the period ended on such date, all in accordance with GAAP.

(d) From and after the date of the Audited Financial Statements, and thereafter, from and after the date of the most recent financial statements delivered pursuant to Section 7.01(a) or 7.01(b), there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of any Company without independent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Company, of the matters described on Schedule 6.06.

85

6.07 No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

6.08 Ownership of Property; Liens; Equity Interests. Each Property Owner has good record and marketable title in fee simple to, or valid leasehold interests in, all Borrowing Base Properties necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each applicable Property Owner has good record and marketable fee simple title (or, in the case of Acceptable Ground Leases, a valid leasehold) to the Borrowing Base Property owned by such Property Owner, subject only to Liens permitted by Section 8.01. All of the outstanding Equity Interests in each Property Owner have been validly issued, are fully paid and nonassessable and are owned by the applicable Pledgors free and clear of all Liens (other than Liens permitted by Section 8.01).

6.09 Environmental Compliance.

(a) The Companies conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Parent and Borrower have reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the best of Borrower’s knowledge, without independent investigation, and except as otherwise may be disclosed in any Environmental Assessment, or as may be indicated in an Environmental Report delivered to Administrative Agent and except, in each case, to the extent the same could not reasonably be expected to have a Material Adverse Effect or constitute a Material Environmental Event: (i) no Borrowing Base Property has been used (A) for landfilling, dumping, or other waste or Hazardous Material disposal activities or operations in violation of Environmental Laws, or (B) for generation, storage, use, sale, treatment, processing, or recycling of any Hazardous Material, in violation of Environmental Laws, or for any other use that has resulted in Contamination; (ii) there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any Property; (iii) no Company has received any written notice of, or has actual knowledge of, any Environmental Claim or any completed, pending, proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on any Property or concerning whether any condition, use or activity on any Property is in violation of any Environmental Requirement; (iv) the present conditions, uses, and activities on each Property do not violate any Environmental Requirement and the use of any Property which any Company (and each tenant and subtenant) makes and intends to make of any Property complies and will comply with all applicable Environmental Requirements; (v) no Property appears on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state, or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; (vi) no Company has ever applied for and been denied environmental impairment liability insurance coverage relating to any Property; (vii) no Company has, nor, to any Company’s knowledge, have any tenants or subtenants, obtained any permit or authorization to construct, occupy, operate, use, or conduct any activity on any Property by reason of any Environmental Requirement; and (viii) to any Company’s knowledge, there are no underground or aboveground storage tanks on such Property.

86

(c) Even though a Loan Party may have provided Administrative Agent with an Environmental Report or other environmental report or assessment together with other relevant information regarding the environmental condition of the Borrowing Base Properties, Borrower acknowledges and agrees that Administrative Agent is not accepting the Borrowing Base Properties hereunder based solely on that report, assessment, or information. Rather Administrative Agent has relied on the assessments, reports, and representations and warranties of Borrower in this Agreement and Administrative Agent is not waiving any of its rights and remedies in the environmental provisions of this Agreement, or any other Loan Document.

6.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

6.11 Taxes. The Companies have filed all material Federal, state and other Tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or which would not result in a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of Parent and Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status. Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

87

(b) There are no pending or, to the best knowledge of Parent and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that would constitute or result in an ERISA Event with respect to any Pension Plan; (ii) Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most-recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither Parent nor any ERISA Affiliate knows of any facts or circumstances that would cause the funding target attainment percentage for any such plan to drop below 60% as of the most-recent valuation date; (iv) neither Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, that would result in a liability, individually, or in the aggregate, in excess of $20,000,000.

(d) None of the assets of Parent, Borrower or Guarantor constitutes or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and none of the transactions by or with Parent, Borrower or Guarantor are or will be subject to state statutes applicable to Parent, Borrower or Guarantor regulating fiduciary obligations with respect to, governmental plans which are substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect.

6.13 Subsidiaries; Equity Interests. As of the Effective Date, Parent and Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Company in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens (other than Liens permitted by Section 8.01). As of the Effective Date, neither Parent nor Borrower has any direct or indirect Equity Interests in any other Person other than those specifically disclosed in Part (b) of Schedule 6.13. All of the outstanding Equity Interests in each Property Owner have been validly issued, are fully paid and nonassessable and are owned by the applicable holders in the amounts specified on Part (c) of Schedule 6.13 free and clear of all Liens (other than Liens permitted by Section 8.01).

88

6.14 Margin Regulations; Investment Company Act.

(a) Neither Parent nor Borrower is engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Parent, Borrower, any Person Controlling Borrower, or any other Company is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. Parent and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to them, that, individually or in the aggregate, would have a Material Adverse Effect. The reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Company to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, Parent and Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

6.16 Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

6.17 Taxpayer Identification Number. As of the date hereof, each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02.

6.18 Intellectual Property; Licenses, Etc. Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except, in each case, where the failure to do so would not have a Material Adverse Effect. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person except where such infringement would not have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of each Loan Party, threatened, which, either individually or in the aggregate, would have a Material Adverse Effect.

89

6.19 Representations Concerning Leases. Borrower and the applicable Property Owners have delivered true and correct copies of each rent roll as required by Section 4.11(c).

6.20 Solvency. No Loan Party (a) has entered into the transaction or executed this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) has not received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to any Loan, the fair saleable value of each Loan Party’s assets exceeds and will, immediately following the making of any such Loan, exceed such Loan Party’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. No Loan Party’s assets constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted, nor will its assets constitute unreasonably small capital immediately following the making of any Loan. No Loan Party intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Loan Party and the amounts to be payable on or in respect of obligations of such Loan Party). No petition under any Debtor Relief Laws has been filed against any Loan Party in the last seven (7) years, and neither Borrower nor any other Loan Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party is contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of its assets or property, and no Loan Party has knowledge of any Person contemplating the filing of any such petition against it or any other Loan Party.

6.21 REIT Status of Parent. ARCT has elected to qualify as a REIT commencing with its taxable year ending December 31, 2011 through the time of effectiveness of the Permitted Merger Transaction.

6.22 Labor Matters. There is (a) no significant unfair labor practice complaint pending against any Company or, to the best of each Company’s knowledge, threatened in writing against any Company, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Company or, to best of any Company’s knowledge, threatened in writing against any Company which, in either case, would result in a Material Adverse Effect, and (b) no significant strike, labor dispute, slowdown or stoppage is pending against any Company or, to the best of any Company’s knowledge, threatened in writing against any Company which would result in a Material Adverse Effect.

6.23 Ground Lease Representation.

(a) The applicable Property Owner has delivered to Administrative Agent true and correct copies of each Acceptable Ground Lease as required by Section 4.11(b).

90

(b) Each Acceptable Ground Lease is in full force and effect.

6.24 Borrowing Base Properties. To Borrower’s knowledge and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect:

(a) Each Borrowing Base Property complies with all Laws, including all subdivision and platting requirements, without reliance on any adjoining or neighboring property. No Loan Party has received any notice or claim from any Person that a Borrowing Base Property, or any use, activity, operation, or maintenance thereof or thereon, is not in compliance with any Law, and has no actual knowledge of any such noncompliance except as disclosed in writing to Administrative Agent;

(b) The Loan Parties have not directly or indirectly conveyed, assigned, or otherwise disposed of, or transferred (or agreed to do so) any development rights, air rights, or other similar rights, privileges, or attributes with respect to a Borrowing Base Property, including those arising under any zoning or property use ordinance or other Laws;

(c) All utility services necessary for the use of each Borrowing Base Property and the operation thereof for their intended purpose are available at each Borrowing Base Property;

(d) The current use of each Borrowing Base Property complies in all material respects with all applicable zoning ordinances, regulations, and restrictive covenants affecting such Borrowing Base Property, all use restrictions of any Governmental Authority having jurisdiction have been satisfied;

(e) No Borrowing Base Property is the subject of any pending or, to any Loan Party’s knowledge, threatened Condemnation or material adverse zoning proceeding; and

(f) There exists no Material Environmental Event in respect of any Borrowing Base Property.

6.25 Patriot Act and Other Specified Laws.

(i) To the extent applicable, each Loan Party is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977. No Loan Party is engaged in or has engaged in any course of conduct that could subject any of its properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations or other similar criminal laws. No Loan Party is named on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control.

91

(ii) No Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii)  engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or, to the knowledge of Borrower after due inquiry, is otherwise associated with any such Person in any manner that violates such Section 2 and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Article VII.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2012), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent;

(b) as soon as available, but in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended March 31, 2013), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of Parent’s fiscal year then ended, and the related consolidated changes in shareholders’ equity, and cash flows for the portion of Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent; and

92

(c) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a statement of all income and expenses in connection with each Borrowing Base Property, and (ii) for any Borrowing Base Property subject to more than one (1) Lease Agreement, a rent roll, each certified in writing as true and correct by Responsible Officer of Parent together with a status report regarding the leasing activities with respect to the Borrowing Base Properties and copies of any leases executed during the prior calendar quarter.

As to any information contained in materials furnished pursuant to Section 7.02, Parent and Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent and Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), upon the admission of an Acceptable Property into the Borrowing Base, and upon the removal of any Property from the Borrowing Base, a duly completed Borrowing Base Report signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

93

(c) promptly after any request by Administrative Agent, copies of any detailed audit opinions or review reports submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent;

(d) promptly, and in any event within five (5) Business Days, after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), an annual budget for Parent, on a consolidated basis prepared by Parent in the ordinary course of its business;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent or Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by Parent or Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Company unless restricted from doing so by such agency;

(h) simultaneously with any Disposition, notice of such Disposition; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of Parent or Borrower or any Borrowing Base Property, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent and Borrower posts such documents, or provides a link thereto on Parent and Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Parent and Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

94

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or the Lead Arrangers will make available to the Lenders and Issuing Bank materials and/or information provided by or on behalf of Parent and Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests. Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Lead Arrangers, Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03 Notices. Each of Parent and Borrower shall, upon becoming aware of same, promptly notify Administrative Agent who shall notify each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event which has resulted or would result in liabilities of any Company in an aggregate amount in excess of $20,000,000;

(d) of any material litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against any Borrowing Base Property, and which could reasonably be expected to have a Material Adverse Effect;

(e) of any actual or threatened in writing Condemnation of any portion of any Borrowing Base Property, and which could reasonably be expected to have a Material Adverse Effect;

(f) of any Casualty with respect to any Borrowing Base Property to the extent such notice is required pursuant to Section 7.13(b);

95

(g) of any material permit, license, certificate or approval required with respect to any Borrowing Base Property lapses or ceases to be in full force and effect or claim from any person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law except to the extent that the same would not result in a Material Adverse Effect; and

(h) of any material change in accounting policies or financial reporting practices by any Company, including any determination by Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of Parent and Borrower setting forth details of the occurrence referred to therein and stating what action Parent and/or Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Each of Parent and Borrower shall, and shall cause each other Loan Party to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (a) all Tax liabilities, assessments and governmental charges or levies upon a Loan Party or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property other than Liens of the type permitted under Sections 8.01(a) through (g); and (c) all Indebtedness, as and when due and payable except, in each case, where the failure to do so would not result in a Material Adverse Effect.

7.05 Preservation of Existence, Etc. Each of Parent and Borrower shall, and shall cause each other Loan Party to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not have a Material Adverse Effect; and (c) preserve or renew all of its IP Rights, the non-preservation of which would have a Material Adverse Effect.

7.06 Maintenance of Properties. Each of Parent and Borrower shall, and shall cause each other Company to (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition except to the extent the failure to do so would not result in a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its (i) Borrowing Base Properties, and, (ii) as to its other Properties except where the failure to do so would not have a Material Adverse Effect; and (d) keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted) except where the failure to do so would not have a Material Adverse Effect.

96

7.07 Maintenance of Insurance. Each of Parent and Borrower shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of any Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.08 Compliance with Laws. Each of Parent and Borrower shall, and shall cause each other Subsidiary Guarantor to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not have a Material Adverse Effect.

7.09 Books and Records. Each of Parent and Borrower shall, and shall cause each other Company to: (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Company, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Company, as the case may be.

7.10 Inspection Rights. Subject to the rights of tenants, each of Parent and Borrower shall, and shall cause each other Loan Party to, permit representatives and independent contractors of Administrative Agent (which may be accompanied by representatives and independent contractors of one or more Lenders) and, if an Event of Default has occurred and is continuing, representatives and independent contractors of any Lender to visit and inspect and photograph any Borrowing Base Property and any of its other properties, to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the expense of Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the applicable Loan Party and no more often than once in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing; provided that when an Event of Default has occurred and is continuing Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice, subject to the rights of tenants. Any inspection or audit of the Borrowing Base Properties or the books and records, including recorded data of any kind or nature, regardless of the medium of recording including software, writings, plans, specifications and schematics of any Loan Party, or the procuring of documents and financial and other information, by Administrative Agent on behalf of itself or on behalf of Lenders shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute any assumption of responsibility to any Loan Party or anyone else with regard to the condition, construction, maintenance or operation of the Borrowing Base Properties nor Administrative Agent’s approval of any certification given to Administrative Agent nor relieve any Loan Party of Borrower’s or any other Loan Party’s obligations.

97

7.11 Use of Proceeds. Each of Parent and Borrower shall, and shall cause each other Company to, use the proceeds of the Credit Extensions (a)  to finance the acquisition of Properties; (b) to replace and refinance in full Borrower’s existing $100,000,000 revolving credit facility evidenced by the Existing Revolving Credit Agreement; (c) to pay and finance any cash distributions or other cash payments to equity holders of ARCT in connection with the Permitted Merger Transaction as set forth in the Merger Agreement as in effect as of the date of this Agreement; and (d) for general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

7.12 Environmental Matters. Each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Violations; Notice to Administrative Agent. Use reasonable efforts to:

(i) Keep the Borrowing Base Properties free of Contamination;

(ii) Promptly deliver to Administrative Agent a copy of each report pertaining to any Property or to any Loan Party prepared by or on behalf of such Loan Party pursuant to a material violation of any Environmental Requirement; and

(iii) As soon as practicable advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Contamination on any Borrowing Base Property, as soon as any Loan Party first obtains knowledge thereof, including a description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

7.13 Maintenance of Status. From and after the consummation of the Permitted Merger Transaction, Parent shall maintain at least one class of common shares which is subject to price quotations on The NASDAQ Stock Market or having trading privileges on the New York Stock Exchange or any other national securities exchange.

7.14 Ground Leases. Solely with respect to Borrowing Base Property, each of Parent and Borrower shall, and shall cause each other Loan Party to:

(a) Diligently perform and observe in all material respects all of the terms, covenants, and conditions of any Acceptable Ground Lease as tenant under such Acceptable Ground Lease; and

(b) Promptly notify Administrative Agent of (i) the giving to the applicable Property Owner of any notice of any default by such Property Owner under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice within five (5) Business Days of such Property Owner’s receipt thereof, and (ii) the obtaining of any knowledge of any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of the receipt of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) Business Days of the applicable Property Owner’s receipt;

98

(c) Exercise any individual option to extend or renew the term of an Acceptable Ground Lease upon demand by Administrative Agent made at any time within thirty (30) days prior to the last day upon which any such option may be exercised, and each applicable Property Owner hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and upon behalf of such Property Owner, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

If the applicable Property Owner shall default in the performance or observance of any term, covenant, or condition of any Acceptable Ground Lease on the part of such Property Owner and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants, and conditions of such Acceptable Ground Lease on the part of such Property Owner to be performed or observed on behalf of such Property Owner, to the end that the rights of such Property Owner in, to, and under such Acceptable Ground Lease shall be kept unimpaired and free from default. If the landlord under any Acceptable Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Acceptable Ground Lease, then such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon.

7.15 Borrowing Base Properties.

(a) Except where the failure to comply with any of the following would not have a Material Adverse Effect, each of Parent and Borrower shall, and shall use commercially reasonable efforts to cause each other Loan Party or the applicable tenant, to:

(b) Pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Borrowing Base Property, now or hereafter levied or assessed or imposed against any Borrowing Base Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted).

(c) Promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Borrowing Base Property (except those which are being contested in good faith by appropriate proceedings diligently conducted), and in any event never permit to be created or exist in respect of any Borrowing Base Property or any part thereof any other or additional Lien or security interest other than Liens permitted by Section 8.01.

99

(d) Operate the Borrowing Base Properties in a good and workmanlike manner and in all material respects in accordance with all Laws in accordance with such Loan Party’s prudent business judgment.

(e) Cause each other Loan Party to, to the extent owned and controlled by a Loan Party, preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to each Borrowing Base Property.

7.16 Subsidiary Guarantor Organizational Documents. Each of Parent and Borrower shall, and shall cause each other Pledgor to, at its expense, maintain the Organization Documents of each Subsidiary Guarantor in full force and effect, without any cancellation, termination, amendment, supplement, or other modification of such Organization Documents, except as explicitly required by their terms (as in effect on the date hereof), except for amendments, supplements, or other modifications that do not adversely affect the interests of the Lenders under the applicable Pledge Agreement in any material respect, and except for Organization Documents in respect of Equity Interests of partnerships or limited liability companies that have been released from the applicable Pledgor’s Pledge Agreement.

Article VIII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (excluding contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

8.01 Liens. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any Collateral other than, with respect to the Borrowing Base Properties, the following:

(a) Liens pursuant to any Loan Document or, from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Bridge Credit Agreement or any agreements entered into in connection therewith;

(b) Liens existing on the date hereof and listed on Schedule 8.01;

(c) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property disclosed in the Title Insurance Policies and which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

100

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(i);

(g) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person;

(h) Liens securing obligations in the nature of personal property financing leases for furniture, furnishings or similar assets, Capital Lease Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases;

(i) Liens securing obligations in the nature of the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) such other title and survey exceptions as Administrative Agent has approved in writing in Administrative Agent’s reasonable discretion; and

(k) with respect to all other Collateral, Liens described in clauses (a) and (c) above.

8.02 Investments. Neither Parent nor Borrower shall have and shall not permit the Companies to have any Investments other than:

(a) Investments in the form of cash or Cash Equivalents;

(b) Investments existing on the date hereof and set forth on Schedule 6.13;

(c) advances to officers, directors and employees of Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d) Investments of the Guarantors and Borrower in the form of Equity Interests and investments of Borrower in any wholly-owned Subsidiary, and Investments of Borrower directly in, or of any wholly-owned Subsidiary in another wholly-owned Subsidiary which owns, real property assets which are functional retail, industrial, manufacturing, warehouse/distribution and/or office properties located within the United States, provided in each case the Investments held by Borrower or Subsidiary are in accordance with the provisions of this Section 8.02 other than this Section 8.02(d);

101

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed twenty (20.0%) of Total Asset Value;

(g) Investments in mortgages and mezzanine loans not to at any time exceed ten percent (10.0%) of Total Asset Value;

(h) Investments in unimproved land holdings not to at any time exceed ten percent (10.0%) of Total Asset Value;

(i) Investments in Construction in Progress not to at any time exceed ten percent (10.0%) of Total Asset Value;

(j) Investments by Parent for the redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Parent or Borrower now or hereafter outstanding to the extent permitted under Section 8.05 below; and

(k) Investments permitted under applicable Law in the publicly-traded Equity Interests of REITs or other real estate companies conducting business, services or activities substantially similar or related to those engaged in by Parent and its Subsidiaries on the Effective Date not to at any time exceed two and one half percent (2.5%) of Total Asset Value;

provided, that the aggregate Investments of the types described in clauses (f) through (k) above shall not at any time exceed twenty five percent (25%) of Total Asset Value.

8.03 Fundamental Changes. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a) any Loan Party (other than Parent or Borrower) may merge with (i) Parent or Borrower, provided that Parent or Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any other Loan Party, or (iii) any other Person provided that, if it owns a Borrowing Base Property and is not the surviving entity, then Borrower has complied with Section 4.09 to remove such Borrowing Base Property from the Borrowing Base;

102

(b) any Loan Party (other than Parent or Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;

(c) any Loan Party may Dispose of a Property owned by such Loan Party in the ordinary course of business and for fair value; provided that if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 4.09;

(d) Parent or Borrower may merge or consolidate with another Person so long as either Parent or Borrower, as the case may be, is the surviving entity, shall remain in pro forma compliance with the covenants set forth in Section 8.14 below after giving effect to such transaction, and Borrower obtains the prior written consent in writing of the Required Lenders in their sole discretion; and

(e) Parent and Borrower may consummate the Permitted Merger Transaction.

Nothing in this Section shall be deemed to prohibit the sale or leasing of Property or portions of Property in the ordinary course of business.

8.04 Dispositions. Each of Parent, Borrower or any Loan Party shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Any other Dispositions of Properties or other assets in an arm’s length transaction; provided that (i) if such Property is a Borrowing Base Property, then Borrower shall have complied with Section 4.09 and (ii) Borrower and Parent will remain in pro forma compliance with the covenants set forth in Section 8.14 after giving effect to such transaction; and

(d) Dispositions permitted by Section 8.03.

8.05 Restricted Payments. Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to Parent, Borrower, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Company may declare and make dividend payments or other distributions payable solely in the common Equity Interests or other Equity Interests of such Company including (i) “cashless exercises” of options granted under any share option plan adopted by Parent, (ii) distributions of rights or equity securities under any rights plan adopted by Borrower or Parent, and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

103

(c) Borrower and Parent may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests;

(d) Parent may and Borrower may make any Permitted Distributions;

(e) Parent or Borrower may issue or sell Equity Interests; provided that they remain in compliance with clause (a), in the case of Parent, and clause (c), in the case of Borrower, of the definition of Change of Control;

(f) Parent, Borrower and each Subsidiary may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent, Borrower or any Subsidiary;

(g) Parent, Borrower and each Subsidiary may make Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance-based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of Parent, Borrower and the Subsidiaries;

(h) Concurrently with the effectiveness of the Permitted Merger Transaction, Parent may, and Borrower may make dividends or distributions to Parent to allow Parent to pay the “Cash Consideration” under and as defined in the Merger Agreement as in effect as of the date of this Agreement in an aggregate amount not to exceed $ 640,000,000; and

(i) Parent may, and Borrower may make dividends or distributions to Parent to allow Parent to, make payments in connection with share repurchase programs, to the extent not otherwise prohibited by the terms of this Agreement.

Notwithstanding the foregoing, notwithstanding the existence of any Default or Event of Default, any Company may make such dividends and payments to Parent required in order for Parent to be able to make, and Parent shall be permitted to make, any Permitted Distributions described in clause (a)(ii) and (b)(ii) of the definition of Permitted Distributions.

8.06 Change in Nature of Business. Except for Investments permitted under Section 8.02, each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Companies on the date hereof or any business substantially related or incidental thereto.

104

8.07 Transactions with Affiliates. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any transaction of any kind with any Affiliate of a Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of the Loan Parties or the issuance of directors’ or nominees’ qualifying shares;

(b) compensation and indemnification arrangements for directors (or equivalent), officers and employees of Parent, Borrower and the Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to directors (or equivalent), officers and employees of Parent, Borrower and the Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement;

(c) Restricted Payments permitted under Section 8.05;

(d) Investments permitted under Section 8.02(F);

(e) transactions between or among Borrower and the Subsidiaries permitted under Section 8.03 not involving any other Affiliate;

(f) (i) the performance of obligations under the Existing Advisory Agreement, the Existing Property Management Agreement, the Existing Management Agreements Side Letter, and (ii) the entry into, and performance of obligations under, any amendment to, so long as any such amendment is not adverse in any material respect to Administrative Agent, any Lender or Borrower, or extension of, the Existing Advisory Agreement or the Existing Property Management Agreement providing for transition services in connection with the termination thereof or, from and after the effectiveness of the Permitted Merger Transaction, the Post-Merger Management Agreement; and

(g) the Permitted Merger Transaction.

8.08 Burdensome Agreements. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document or, from and after the occurrence of the Permitted Bridge Credit Agreement transaction, the Bridge Credit Agreement or any agreements entered into in connection therewith) that directly or indirectly prohibits any Company from (a) creating or incurring any Lien on any Borrowing Base Property unless simultaneously therewith, such Borrowing Base Property is released from the Borrowing Base pursuant to Section 4.09, or (b) subject to rights of tenants under leases (i) that are approved in writing by Administrative Agent, or (ii) that do not materially and adversely affect Administrative Agent’s Liens on the applicable Borrowing Base Property or Administrative Agent’s ability to exercise its rights and remedies with respect to such Liens, transferring ownership of any Borrowing Base Property.

105

8.09 Use of Proceeds. Each of Parent and Borrower shall not, nor shall it permit any other Company to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.10 Borrowing Base Properties; Ground Leases. Each of Parent and Borrower shall not, nor shall it permit any other Loan Party to, directly or indirectly:

(a) Use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Borrowing Base Properties by any tenant, in any manner which violates any Law or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with Section 7.07 commercially unreasonable (including by way of increased premium);

(b) Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), initiate or permit any zoning reclassification of any Borrowing Base Property or seek any variance under existing zoning ordinances applicable to any Borrowing Base Property or use or knowingly permit the use of any Borrowing Base Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Laws;

(c) Without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), (i) impose any material easement, restrictive covenant, or encumbrance upon any Borrowing Base Property, (ii) execute or file any subdivision plat or condominium declaration affecting any Borrowing Base Property, or (iii) consent to the annexation of any Borrowing Base Property to any municipality;

(d) Do any act, or suffer to be done any act by any Company or any of its Affiliates, which would reasonably be expected to materially decrease the value of any Borrowing Base Property (including by way of negligent act);

(e) Without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Borrowing Base Property regardless of the depth thereof or the method of mining or extraction thereof;

(f) Allow there to be less than twenty (20) Borrowing Base Properties;

106

(g) Allow Borrowing Base Properties leased to tenants maintaining a rating of BBB-/Baa3 or better to be less than forty percent (40%) of the aggregate Borrowing Base;

(h) Without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), surrender the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or materially modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing; or

(i) Enter into any Contractual Obligations related to any Borrowing Base Property providing for the payment of a management fee (or any other similar fee) to anyone other than a Company if, with respect thereto, Administrative Agent has reasonably required that such fee be subordinated to the Obligations in a manner satisfactory to Administrative Agent, and an acceptable subordination agreement has not yet been obtained.

8.11 Merger Agreement. Neither Parent nor Borrower shall agree to amend, waive or otherwise modify, nor consent to any amendment, waiver or other modification, of the Merger Agreement if the effect of such amendment, waiver or other modification is materially adverse to the Lenders (as reasonably determined by Administrative Agent).

8.12 Environmental Matters. Each of Parent and Borrower shall not knowingly directly or indirectly:

(a) Cause, commit, permit, or allow to continue (i) any violation of any Environmental Requirement by or with respect to any Borrowing Base Property or any use of or condition or activity on any Borrowing Base Property, or (ii) the attachment of any environmental Liens on any Borrowing Base Property, in each case, that could reasonably be expected to have a Material Adverse Effect; and

(b) Place, install, dispose of, or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping, or release of, any Hazardous Material on any Borrowing Base Property in any manner that could reasonably be expected to have a Material Adverse Effect. Any Hazardous Material disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such Hazardous Material is maintained in compliance in all material respects with all applicable Environmental Requirements.

(c) Place or install, or allow the placing or installation of any storage tank (or similar vessel) on any Borrowing Base Property except that any storage tank (or similar vessel or any replacement thereof) disclosed in the Acceptable Environmental Report or otherwise permitted pursuant to any Lease affecting any Borrowing Base Property shall be permitted on any Borrowing Base Property so long as such storage tank (or similar vessel) is maintained in compliance in all material respects with all applicable Environmental Requirements.

107

(d) Use any Hazardous Material on any Borrowing Base Property except: (i) as reasonably necessary in the ordinary course of business; (ii) in compliance with applicable Environmental Requirements; and (iii) in such a manner which could not reasonably be expected to have a Material Adverse Effect.

8.13 Negative Pledge; Indebtedness. Each of Parent and Borrower shall not permit:

(a) The Equity Interests of Borrower held by Parent to be subject to any Lien.

(b) Any Subsidiary (other than Parent or Borrower) that directly or indirectly owns Equity Interests in any Subsidiary Guarantor to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) (other than Indebtedness listed on Schedule 8.13), (ii) provide Guarantees to support Indebtedness (other than Indebtedness listed on Schedule 8.13), or (iii) have its Equity Interests subject to any Lien or other encumbrance (other than in favor of the Administrative Agent or, from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the administrative agent (or equivalent person) under the Bridge Credit Agreement).

(c) Any Property Owner that owns a Borrowing Base Property to (i) incur any Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) or (ii) provide Guarantees to support Indebtedness (other than, in each case, Indebtedness secured by Liens permitted by Section 8.01).

(d) Borrower to incur any Indebtedness (other than pursuant to this Agreement or in connection with the Permitted Bridge Credit Agreement Transaction) secured by any Lien on any Borrowing Base Property or Equity Interest Collateral.

(e) From and after the occurrence of the Permitted Bridge Credit Agreement Transaction, any Subsidiary to provide Guarantees to support obligations under the Bridge Credit Agreement, unless such Subsidiary shall promptly, and in any event no later than the tenth (10th) day following providing such Guarantee in respect of the Bridge Credit Agreement, become party to a Subsidiary Guaranty unconditionally guarantying in favor of Administrative Agent and Lenders the full payment and performance of the Obligations.

8.14 Financial Covenants. Parent shall not, directly or indirectly, permit:

(a) Maximum Leverage Ratio. The Consolidated Leverage Ratio to exceed sixty percent (60%).

(b) Maximum Recourse Indebtedness. Recourse Indebtedness of Parent and Borrower (excluding Indebtedness under this Agreement and, from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, the Bridge Credit Agreement) to exceed ten percent (10%) of Total Asset Value of the Companies.

(c) Minimum Fixed Charge Ratio. The ratio of Parent’s Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges, for the fiscal quarter then ended, to be equal to or less than 1.50 to 1.0.

108

(d) Minimum Borrowing Base Interest Ratio. The Borrowing Base Interest Coverage Ratio, for the fiscal quarter then ended, to be less than 1.65 to 1.0.

(e) Secured Leverage Ratio. The Secured Leverage Ratio to exceed forty percent (40%).

(f) Borrowing Base Asset Value Ratio. The Borrowing Base Asset Value Ratio to be less than 1.67 to 1.0.

(g) Minimum Tangible Net Worth. Tangible Net Worth of Parent, on a consolidated basis, to be less than (i) for the period commencing on the Effective Date to but not including the effective date of the Permitted Merger Transaction, the sum of (x) $1,180,000,000 plus (y) eighty-five percent (85%) of net cash proceeds of any Equity Issuances received by Parent or Borrower after the Effective Date (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in Borrower or Parent, up to the amount paid by Borrower or Parent in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither Borrower nor Parent shall have increased its Tangible Net Worth as a result of any such proceeds) and (ii) from and after the effective date of the Permitted Merger Transaction, the sum of (x) eighty percent (80%) of the Tangible Net Worth of the Parent calculated on a pro forma basis acceptable to Administrative Agent after giving effect to such transaction and such other pro forma adjustments as shall be acceptable to the Administrative Agent (which amount shall be determined by Borrower on or prior to the effective date of the Permitted Merger Transaction and promptly notified to the Lenders) plus (y) eighty-five percent (85%) of net cash proceeds of any Equity Issuances received by Parent or Borrower after the effective date of the Permitted Merger Transaction (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in Borrower or Parent, up to the amount paid by Borrower or Parent in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither Borrower nor Parent shall have increased its Tangible Net Worth as a result of any such proceeds).

(h) Variable Rate Indebtedness. The aggregate pro rata amount of the Indebtedness (including the Obligations) of the Consolidated Group which is Variable Rate Indebtedness shall not exceed twenty percent (20%) of the Total Asset Value.

Article IX.
Events of Default and Remedies

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Reimbursement Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or any Reimbursement Obligation due hereunder, except that there shall be no grace period for interest due on the Revolving Termination Date or the Term Loan Maturity Date, or (iii) within ten (10) days after notice from Administrative Agent, any other amount payable to Administrative Agent, any Lender or Issuing Bank hereunder or under any other Loan Document except that there shall be no grace period for any amount due the Revolving Termination Date or the Term Loan Maturity Date; or

109

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.05(a) or 7.11 or Article VIII (other than Sections 8.10 (a), (b), and (d), or 8.12) or Parent fails to perform or observe any term, covenant or agreement contained in Parent Guaranty or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

(c) Other Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, or 7.10 and such failure continues unremedied for ten (10) Business Days after such failure has occurred; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not otherwise specified in this Section) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of notice from Administrative Agent or the actual knowledge of the Loan Party, and in the case of a default that cannot be cured within such thirty (30) day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Administrative Agent’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Administrative Agent’s original notice; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and shall not be cured or remedied so that such representation, warranty, certification or statement of fact is no longer incorrect or misleading in any material respect within ten (10) days after the earlier of notice from Administrative Agent or the actual knowledge of any Loan Party thereof; or

(f) Cross-Default. (i) Any Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after the expiration of any applicable grace periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than the Threshold Amount; or

110

(g) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Parent or Borrower becomes unable to pay its debts as they become due, or any Loan Party admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i) Judgments. There is entered against any one or more Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $35,000,000.00 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or (ii) Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000; or

111

(k) Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in all material respects, or any Lien on a material portion of the Collateral granted under any Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted under any Security Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any Lien granted under any Security Document; or

(l) Environmental Matters. The failure by the Consolidated Group to remediate within the time period permitted by law or governmental order (or within a reasonable time give the nature of the problem if no specific time period has been given) material environmental problems related to properties whose aggregate book values are in excess of $10,000,000 after all administrative hearings and appeals have been concluded; or

(m) REIT Status of Parent. Parent ceases to be treated as a REIT in any taxable year; or

(n) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender (including Swingline Lender) to make Loans and any obligation of Issuing Bank to issue or extend any Letters of Credit hereunder to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize all outstanding Letters of Credit (in an amount equal to 105% of the Stated Amount thereof); and

112

(d) exercise on behalf of itself, the Lenders and Issuing Bank all rights and remedies available to it, the Lenders and Issuing Bank under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of Issuing Bank to issue or extend Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.18, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable pursuant to Section 2.09(d)) payable to the Lenders, Swingline Lender and Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Reimbursement Obligations, fees payable pursuant to Section 2.09(d) and other Obligations, ratably among the Lenders, Swingline Lender and Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Swingline Loans, Reimbursement Obligations and Specified Swap Obligations constituting the Swap Termination Value thereof ratably among the Lenders or Affiliates thereof, Swingline Lender and Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, for deposit into the Letter of Credit Collateral Account to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower; and

Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

113

Subject to Section 2.03 and Section 2.20, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be promptly applied to the other Obligations, if any, in the order set forth above.

Article X.
Administrative Agent

10.01 Appointment and Authority. Each of the Lenders, Swingline Lender and Issuing Bank hereby irrevocably appoints Wells Fargo Bank, National Association, as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In its capacity as the Lenders’ contractual representative, Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. The provisions of this Article are solely for the benefit of Administrative Agent, Swingline Lender, Issuing Bank and the Lenders, and neither Borrower nor any other Company shall have rights as a third party beneficiary of any of such provisions other than with respect to Section 10.06.

10.02 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

114

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Default and stating that such notice is a “notice of default.” If a Lender becomes aware of a Default, such Lender shall notify Administrative Agent of such fact. Upon receipt of such notice that a Default has occurred, Administrative Agent shall notify each of the Lenders of such fact.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

115

10.05 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders, Parent and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee which appointment shall, provided no Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed; provided that, if no such successor Administrative Agent shall accept such appointment, such resignation shall be effective in accordance with Administrative Agent’s resignation notice and the Required Lenders shall be deemed to constitute Administrative Agent for all determinations hereunder. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as Issuing Bank and as Swingline Lender by the Lender then acting as Administrative Agent (“Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i)  Resigning Lender shall be discharged from all duties and obligations of Issuing Bank and Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving Borrower, Parent and each Lender prior written notice. Administrative Agent may be removed as administrative agent by all of the Lenders (excluding the Lender then serving as Administrative Agent) and Borrower upon 30 days’ prior written notice if Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder.

116

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each of the Syndication Agents and Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to Administrative Agent, any Lender, Issuing Bank, Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Lead Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, or Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Bank and Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

117

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Issuing Bank and Swingline Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, Issuing Bank and Swingline Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Issuing Bank or Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Issuing Bank or Swingline Lender to authorize Administrative Agent to vote in respect of the claim of any Lender, Issuing Bank or Swingline Lender in any such proceeding.

10.10 Collateral and Guaranty Matters. The Lenders, Issuing Bank and Swingline Lender irrevocably authorize Administrative Agent, at its option and in its discretion,

(a) to transfer or release any Lien on any Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent, Swingline Lender and Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders, (iv) in accordance with the provisions of Section 4.09, (v) from and after the occurrence of the Permitted Bridge Credit Agreement Transaction, in accordance with the Intercreditor Agreement, (vi) concurrently with Parent or Borrower obtaining Investment Grade Ratings from both S&P and Moody’s or, if earlier, following the occurrence of a Credit Rating Election Event upon the written request of Borrower or (vii) after foreclosure or other acquisition of title if approved by Required Lenders;

(b) to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Person, or the limited partnership in which such Person is the general partner, ceases to own a Borrowing Base Property; and

(c) if all or any portion of the Collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Applicable Revolving Percentages and/or Applicable Term Loan Percentages, as applicable, on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure. Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.

118

In its capacity, Administrative Agent is a “representative” of the Lenders, Swingline Lender and Issuing Bank within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender, Swingline Lender and Issuing Bank authorizes Administrative Agent to enter into each of the Security Documents to which it is a party and , concurrently with the consummation of the Permitted Bridge Credit Agreement Transaction, enter into the Intercreditor Agreement, and to take all action contemplated by such documents. Each Lender, Swingline Lender and Issuing Bank agrees that no Lender (other than Administrative Agent), Swingline Lender or Issuing Bank shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by Administrative Agent for the benefit of the Lenders, Swingline Lender and Issuing Bank upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders, Swingline Lender and Issuing Bank any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of Administrative Agent on behalf of the Lenders, Swingline Lender and Issuing Bank.

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to Section 10.10(a)(ii), or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrower to Administrative Agent, Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary in respect of) all interests retained by Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which, if applicable, shall continue to constitute part of the Collateral.

10.11 Funds Transfer Disbursements.

(a) Generally. Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any known errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.

119

(b) Funds Transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to Administrative Agent in its reasonable discretion or any Lender or prohibited by any Governmental Authority, (iii) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation.

(c) Limitation of Liability. None of Administrative Agent, Issuing Bank, Swingline Lender or any Lender shall be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Bank, Swingline Lender or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s, Swingline Lender’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) Administrative Agent, Issuing Bank, Swingline Lender, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

10.12 Requests for Approval. If Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall, or, in the case of any request for consent or approval that is subject to clauses (a) through (h) of Section 11.01, shall use commercially reasonable efforts to, respond and either approve or disapprove definitively in writing to Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period, but in no event less than five (5) Business Days for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from Administrative Agent provided that the request for approval states the time by which a response is needed before approval is deemed given. Solely with respect to any request for consent or approval requiring only the consent of the Required Lenders pursuant to Section 11.01, if the Lender does not so respond, that Lender shall be deemed to have approved the request.

120

10.13 Exercise of Rights by Lenders. Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Article XI.
Miscellaneous

11.01 Amendments, Etc. Subject to (x) the right of Borrower, solely with the agreement of Administrative Agent and such Increasing Lenders or Augmenting Lenders as may provide or increase Revolving Commitments or Incremental Term Loans, to enter into a Incremental Amendment as described in Section 2.15 above and any necessary and appropriate amendments in connection therewith to the other Loan Documents and (y) the provisions of Section 2.17 above, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to a Lender or any scheduled or mandatory reduction or termination of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Liability, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of Required Revolving Lenders or Required Term Lenders, as applicable, shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or fees payable pursuant to Section 2.09(d) at the Default Rate with respect to the Revolving Credit Exposure or the Term Loans, respectively;

121

(e) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.15 to be parties to an Incremental Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the initial Loans are included following satisfaction of the conditions set forth in Section 2.15);

(g) release all or substantially all of the value of the Collateral without the written consent of each Lender, except to the extent the release of such Collateral is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone); or

(h) release all or substantially all of the value of the Guaranties without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Sections 4.09 or 10.10 (in which case such release may be made by Administrative Agent acting alone);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Bank in addition to the Lenders required above, affect the rights or duties of Issuing Bank under this Agreement or any Letter of Credit Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swingline Lender in addition to the Lenders required above, affect the rights or duties of Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by all of the parties thereto. Notwithstanding anything to the contrary herein, (A) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto) (it being understood that, solely with the consent of the parties prescribed by Section 2.15 to be parties to an Incremental Amendment, increased Revolving Commitments provided by Increasing Lender or Augmenting Lenders may be included in the determination of Required Revolving Lenders on substantially the same basis as the Commitments and initial Loans are included following satisfaction of the conditions set forth in Section 2.15); (B) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto) (it being understood that, solely with the consent of the parties prescribed by Section 2.15 to be parties to an Incremental Amendment, Incremental Term Loans may be included in the determination of Required Term Loan Lenders on substantially the same basis as the initial Loans are included following satisfaction of the conditions set forth in Section 2.15); and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything herein to the contrary, Administrative Agent shall provide copies of all proposed amendments or waivers and all related materials to each Lender.

122

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent, Swingline Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

123

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and, other than notices to Issuing Bank, Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) resulting therefrom.

124

(d) Change of Address, Etc. Each of Borrower, Administrative Agent, Swingline Lender and Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, Swingline Lender and Issuing Bank. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Bank, Swingline Lender and Lenders. Administrative Agent, Issuing Bank, Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Notices of Swingline Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, Issuing Bank, Swingline Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, Issuing Bank or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

125

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and Issuing Bank; provided that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) Issuing Bank or Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each Loan Party shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including (a) the reasonable fees, charges and disbursements of counsel for Administrative Agent; (b) fees and charges of each consultant, inspector, and engineer; (c) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (d) judgment and tax lien searches for Borrower and each Guarantor; (e) escrow fees; (f) recordation taxes, documentary taxes and transfer taxes; and (g) filing and recording fees), in connection with the initial syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by Administrative Agent, any Lender (including Swingline Lender) or Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent, any Lender (only if a Default shall be in existence, or Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

126

(b) Indemnification. Parent and Borrower shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof), each Lender, Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party resulting from any action, suit, or proceeding relating to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any subagent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Damages related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (x) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) for which an Indemnitee has been compensated pursuant to the terms of this Agreement or the Fee Letter. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Environmental Indemnity. Each Loan Party hereby, jointly and severally, assumes liability for, and covenants and agrees at its sole cost and expense to protect, defend (at trial and appellate levels), indemnify and hold the Indemnitees harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE OR STRICT LIABILITY OF SUCH (AND/OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE

127

INDEMNIFICATION IS (W) CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE OR ANY RELATED PARTY OF SUCH INDEMNITEE AS DETERMINED IN A NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, (X) INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES UNLESS SUCH DAMAGES WERE IMPOSED UPON SUCH INDEMNITEE AS A RESULT OF ANY CLAIMS MADE AGAINST SUCH INDEMNITEE BY A GOVERNMENTAL ENTITY OR ANY OTHER THIRD PARTY (Y) RESULTS FROM ANY CLAIMS RELATED TO ANY REMEDIAL WORK PERFORMED BY OR ON BEHALF OF ANY PERSON (OTHER THAN BORROWER OR ANOTHER LOAN PARTY) SO INDEMNIFIED TO THE EXTENT THAT SUCH REMEDIAL WORK WAS NOT REQUIRED UNDER ANY APPLICABLE ENVIRONMENTAL LAW OR (Z) AFTER THE RELEASE DATE, ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL CLAIM THAT ARE (A) BASED ON AN EVENT THAT OCCURS SOLELY AFTER SUCH RELEASE DATE, AND (B) THAT IS IN NO WAY RESULTING FROM ANY STATE OF FACTS OR CONDITION THAT EXISTED ON OR BEFORE SUCH RELEASE DATE. Upon demand by Administrative Agent, Issuing Bank or any Lender, the applicable Loan Party shall diligently defend any Environmental Claim which affects a Borrowing Base Property or is made or commenced against Administrative Agent, Issuing Bank or Lenders, whether alone or together with any other Loan Party or any other person, all at the Loan Parties’ own cost and expense and by counsel to be approved by Administrative Agent in the exercise of its reasonable judgment which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if the defendants in a claim include any Loan Party and any Indemnitee shall have reasonably concluded that (a) there are legal defenses available to it that are materially different from those available to such Loan Party, (b) the use of the counsel engaged by Parent and Borrower would present such counsel with a conflict of interest, or (c) the counsel engaged by Parent and Borrower are not properly representing the Indemnitee’s interests or were not promptly provided, any Indemnitee may, at the sole cost and expense of Parent and Borrower, engage its own counsel to assume its legal defenses and to defend or assist it, and, at the option of such Indemnitee, its counsel may act as co-counsel in connection with the resolution of any Indemnified Claim; provided, however, that no compromise or settlement, which would impose upon any Loan Party any liabilities, obligations, losses, damages, and/or penalties, shall be entered into without the consent of Parent and Borrower, which consent shall not be unreasonably withheld and, provided, further, that Parent and Borrower shall not be liable for the expenses of more than one separate counsel for all Indemnitees unless an Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnitee and which legal defenses raise ethical and/or legal considerations which warrant separate counsel, provided that such Indemnitee shall make reasonable attempts to ensure that any environmental disbursements and legal expenses are not duplicative. Notwithstanding anything to the contrary contained above:

(i) The Indemnitees will endeavor to give Borrower notice of any Environmental Damage within thirty (30) days after an Indemnitee receives written notice of that Environmental Damage. However, if the Indemnitees fail to give Borrower timely notice of such Environmental Damage or otherwise default in their obligations under this Section 11.04(c) or Section 7.12, the Indemnitees shall retain the right to defend and control the settlement of the Environmental Damage. The Loan Parties’ sole remedy for such a default by the Indemnitees shall be to offset against the indemnification liability otherwise payable by the Loan Parties to the Indemnitees the amount of damages actually suffered by the Loan Parties as a result of the late notice or other default by the Indemnitees under this Section 11.04(c).

128

(ii) The Loan Parties shall have the right to elect to defend and control the settlement of any Environmental Damage if each of the following conditions is satisfied:

(A) The Environmental Damage seeks only monetary damages and does not seek any injunction or other equitable relief against the Indemnitees;

(B) The Loan Parties unconditionally acknowledge in writing, in a notice of election to contest or defend the Environmental Damage given to the Indemnitees within ten (10) days after the Indemnitees give Borrower notice of the Environmental Damage, that the Loan Parties are obligated to indemnify the Indemnitees in full, but subject to the limitations, as set forth in this Section 11.04(c) above with respect to the Environmental Damage;

(C) No Event of Default is then in existence under the Loan Documents;

(D) The counsel chosen by the Loan Parties to defend the Environmental Damage is reasonably satisfactory to the Administrative Agent; and

(E) If reasonably requested by the Administrative Agent, the Loan Parties furnish the Indemnitees with a letter of credit, surety bond, or similar security in form and substance satisfactory to the Indemnitees in an amount sufficient to secure the Loan Parties’ potential indemnity liability to the Indemnitees in the full amount of the Environmental Damage.

(iii) If the Loan Parties elect to defend against an Environmental Damage, the Indemnitees shall, at their own expense, be entitled to participate in (but not control) the defense of, and receive copies of all pleadings and other papers in connection with, such Environmental Damage. If the Loan Parties do not, or are not entitled to, elect to defend an Environmental Damage in conformity with the requirements of this Section, the Indemnitees shall be entitled to defend or settle (or both), with the reasonable approval of Borrower unless an Event of Default is in existence, that Environmental Damage on such terms as the Indemnitees for that Environmental Damage shall be satisfied in the manner provided for in this Section 11.04(c).

129

(iv) The Indemnitees will permit the Loan Parties to control the settlement of an Environmental Damage only if: (A) the terms of the settlement require no more than the payment of money - that is, the settlement does not require the Indemnitees to admit any wrongdoing or take or refrain from taking any action; (B) the full amount of the monetary settlement will be paid by the Loan Parties; and (C) the Indemnitees receive, as part of the settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance reasonably satisfactory to the Indemnitees, providing that the Environmental Damage and any claimed liability of the Indemnitees with respect to it being fully satisfied because of the settlement and that the Indemnitees are being released from any and all obligations or liabilities they may have with respect to the Environmental Damage.

(d) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under subsection (a), (b) or (c) of this Section to be paid by the Loan Parties to Administrative Agent (or any sub-agent thereof), Issuing Bank or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Revolving Percentage and/or Applicable Term Loan Percentage, as applicable (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.12(d).

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

130

(f) Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(g) Survival. The agreements in this Section shall survive the resignation of Administrative Agent, Swingline Lender and Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, Issuing Bank or any Lender, or Administrative Agent, Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) other than pursuant to the Permitted Merger Transaction, Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of all Lenders (and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void) and (ii) any assignment by any Lender must be made in compliance with Section 11.06(c). Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of Borrower or Administrative Agent, (x) pledge or assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank or other central banking authority and (y) in the case of a Lender which is a Fund, pledge or assign all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties hereto have complied with the provisions of Section 11.06(c). Administrative Agent may treat the payee of any Loan or any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 11.06(c) in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with Administrative Agent. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

131

(b) Participations.

(i) Permitted Participants; Effect

. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell, without the consent of Borrower or Administrative Agent, to one or more banks, financial institutions, pension funds, or any other funds or entities other than Borrower or its Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which increases such Commitment or Loan or forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases all or substantially all of the value of the Guaranties (subject to Sections 4.09 or 10.10).

(iii) Benefit of Certain Provisions; Participant Register.

(A) Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.08 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.08 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.08, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.13 as if each Participant were a Lender. Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(c), provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower, (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.01 to the same extent as if it were a Lender and (iii) such Participant agrees to comply with Section 3.06 as if it were a Lender.

132

(B) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (c), participations in Letter of Credit Liabilities or Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

133

(B) in any case not described in the immediately preceding clause (A), the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default shall exist, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met and provided, further, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (B) of this Section 11.06(c)(i) and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

134

(C) the consent of Issuing Bank and Swingline Lender shall be required for any assignment in respect of a Revolving Commitment.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes requested pursuant to Section 2.11 are issued to the assignee and such transferor Lender, as appropriate.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Parent or Borrower or any of their Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (iv) above, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 and the other provisions of this Agreement and the other Loan Documents that expressly survive the termination hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(b).

135

(d) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) It is intended that any Loans issued pursuant to this Agreement or any Loan Document shall be maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, and Section 5(f).103-1(c) of the United States Treasury Regulations, and the provisions of this Agreement shall be construed in accordance with this intention.

11.07 Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives actively involved in the origination, syndication, closing, administration or enforcement of the Loans, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in connection with an examination of such Person by any such authority or at the request of any self-regulated body, (c) at the express direction of any other governmental authority, with jurisdiction over Administrative Agent and/or the Lenders, of any State of the United States of America or of any other jurisdiction in which such Person conducts its business, (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to such Person’s independent auditors, attorneys, agents and other professional advisors, (g) to bank trade publications, such customary information to consist of the name of Borrower, size, tenor and type of facility, and the identity of titled banks, (h) to any other party hereto, (i) subject to an agreement containing provisions substantially the same or at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations hereunder, (j) with the consent of Borrower or (k) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower provided that the source of such information was not at the time known by Administrative Agent, any Lender, Issuing Bank or any of their respective Affiliates to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such Information. For purposes of this Section, “Information” means all information received from any Company relating to any Company or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by any Company, provided that in the case of information received from any Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

136

Each of Administrative Agent, the Lenders and Issuing Bank acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders exercised in their sole discretion, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and Issuing Bank may have. Each Lender and Issuing Bank agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

137

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or Issuing Bank or Swingline Lender, then such provisions shall be deemed to be in effect only to the extent not so limited.

138

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06, other than the consent of any Lender being so replaced), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.06(c)(iv);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (excluding, in the case of any Defaulting Lender, any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

139

(b) SUBMISSION TO JURISDICTION. EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION AS NECESSARY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER.

(c) WAIVER OF VENUE. EACH OF PARENT, BORROWER, AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

140

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Parent, Borrower, and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Lead Arrangers are arm’s-length commercial transactions between Parent, Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and Lead Arrangers, on the other hand, (B) each of Parent, Borrower, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent, each Lender and each Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent, Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, any Lender nor any Lead Arranger has any obligation to Parent, Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, each Lender and each Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, Borrower, the other Loan Parties, and their respective Affiliates, and neither Administrative Agent, any Lender nor any Lead Arranger has any obligation to disclose any of such interests to Parent, Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by Law, each of Parent, Borrower, and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent, each Lender and each Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

141

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 10756 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Borrower or such Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

142

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

AMERICAN REALTY CAPITAL
OPERATING PARTNERSHIP III, L.P., a
Delaware limited partnership

By: /s/ Jesse C. Galloway

Name: Jesse C. Galloway
Title: Authorized Signatory

PARENT:

AMERICAN REALTY CAPITAL TRUST III,
INC., a Maryland corporation

By: /s/ Jesse C. Galloway

Name: Jesse C. Galloway
Title: Authorized Signatory

Signature Page to
Credit Agreement

Wells Fargo Bank, National
Association, as Administrative Agent, a
Lender, Swingline Lender and Issuing Bank

By: /s/ D. Bryan Gregory

Name: D. Bryan Gregory
Title: Director

Signature Page to
Credit Agreement

RBS CITIZENS, N.A., as a Lender

By: /s/ Donald Woods

Name: Donald Woods
Title: Senior Vice President

Signature Page to
Credit Agreement

Regions Bank, as a Lender

By: /s/ Michael R. Mellot

Name: Michael R. Mellot
Title: Director

Signature Page to
Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Frederick H. Denecke

Name: Frederick H. Denecke
Title: Vice President

Signature Page to
Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Rita Lai

Name: Rita Lai
Title: Senior Credit Banker

Signature Page to
Credit Agreement

TD BANK, N.A., as a Lender

By: /s/ Aaron C. Miller

Name: Aaron C. Miller
Title: Vice President

Signature Page to
Credit Agreement

U.S. BANK NATIONAL ASSOCIATION as a Lender

By: /s/ Gordon J. Clough

Name: Gordon J. Clough
Title: Vice President

Signature Page to
Credit Agreement

 UNION BANK, N.A., as a Lender

By: /s/ Gregory A. Conner

Name: Gregory A. Conner
Title: Assistant Vice President

Signature Page to
Credit Agreement

UBS AG, STAMFORD BRANCH, as a Lender

By: /s/ Lana Gifas

Name: Lana Gifas
Title: Director

By: /s/ David Urban

Name: David Urban
Title: Associate Director

Signature Page to
Credit Agreement

COMERICA BANK, as a Lender

By: /s/ Charles Weddell

Name: Charles Weddell
Title: Vice President

Signature Page to
Credit Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Matthew Mathis

Name: Matthew Mathis
Title: Vice President

Signature Page to
Credit Agreement